Exhibit 4.31

EXECUTION VERSION

FACILITY AGREEMENT

DATED 30 AUGUST 2016

UP TO US$150,000,000

CREDIT FACILITY

FOR

EHI CAR SERVICES LIMITED

ARRANGED BY

DEUTSCHE BANK AG, SINGAPORE BRANCH

as Original Mandated Lead Arranger and Bookrunner

EAST WEST BANK

as Mandated Lead Arranger and Bookrunner

CHINA CITIC BANK INTERNATIONAL LIMITED

SHANGHAI PUDONG DEVELOPMENT BANK XUHUI SUB-BRANCH

as Mandated Lead Arranger

and

CTBC BANK CO., LTD.

CHINA MERCHANTS BANK SHANGHAI NAN XI SUB-BRANCH

as Lead Arranger

WITH

DEUTSCHE BANK AG, HONG KONG BRANCH

as Facility Agent

AND

DB TRUSTEES (HONG KONG) LIMITED

as Security Agent

Schedule

1.	Original Parties		114
2.	Conditions precedent		115
	Part 1	Conditions precedent to initial Utilisation	115
	Part 2	Conditions precedent required to be delivered by an Additional Guarantor	117
	Part 3	Form of Director's Certificate	118
3.	Forms of Request		120
	Part 1	Form of Utilisation Request	120
	Part 2	Form of Selection Notice	121
4.	Form of Transfer Certificate		122
5.	Form of Assignment Agreement		124
6.	Form of Accession Letter		127
7.	Form of Resignation Letter		128
8.	Form of Compliance Certificate		129
9.	Existing Financial Indebtedness		130
10.	Existing Security		131
11.	Timetables		132
12.	Form of Greenshoe Facility Notice		133
13.	Form of Greenshoe Facility Confirmation Notice		134
14.	Form of Lender Accession Agreement		136
15.	Form of Initial Facility Lender Notice		137

Signatories			138

THIS AGREEMENT is dated 30 August 2016 and made

BETWEEN:

(1)	EHI CAR SERVICES LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration number 192584 and its registered office at c/o Offshore Incorporations (Cayman) Limited, P.O. Box 2804, 4th floor Willow House, Cricket Square, George Town, Grand Cayman, KY1-1112, Cayman Islands (the Company);

(2)	THE PERSONS listed in Schedule 1 (Original Parties) as original guarantors (in this capacity, the Original Guarantors);

(3)	DEUTSCHE BANK AG, SINGAPORE BRANCH, as the original mandated lead arranger and bookrunner (in this capacity, the Original Mandated Lead Arranger and Bookrunner);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as Mandated Lead Arranger and Bookrunners, Mandated Lead Arrangers and Lead Arrangers (in this capacity, together with the Original Mandated Lead Arranger and Bookrunner and any other arranger designated as such under a Greenshoe Facility Confirmation Notice, the Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (in this capacity, the Original Lenders);

(6)	DEUTSCHE BANK AG, HONG KONG BRANCH as facility agent (in this capacity, the Facility Agent);

(7)	DB TRUSTEES (HONG KONG) LIMITED as security agent and trustee (in this capacity, the Security Agent); and

(8)	DEUTSCHE BANK AG, HONG KONG BRANCH as account bank (in this capacity, the Initial Account Bank).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Account Bank means:

(a)	the Initial Account Bank; or

(b)	any other bank approved by the Facility Agent (acting on the instructions of the Majority Lenders) and the Company.

Accession Letter means a document, substantially in the form set out in Schedule 6 (Form of Accession Letter), with any amendments which the Facility Agent and the Company may agree.

Account Charge means the Hong Kong law governed account charge dated on or about the date of this Agreement entered into between the Security Agent and the Company in respect of the Interest Reserve Account and the assets held in that account.

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Additional Guarantor means a person which becomes a Guarantor in accordance with Clause 26 (Changes to the Obligors).

Administrative Party means an Arranger, an Agent or the Account Bank.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Security Agent.

Anti-Bribery and Corruption Laws means the FCPA, the UK Bribery Act of 2010 or any similar laws, rules or regulations issued, administered or enforced by the United States, United Kingdom, the European Union or any of its member states, or any other country or governmental agency having jurisdiction over the Company or any member of the Group. FCPA means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Anti-Money Laundering Laws means all applicable financial record-keeping and reporting requirements; money laundering statutes (including all applicable rules and regulations thereunder); and all applicable related or similar rules, regulations or guidelines, which in each case are (a) issued, administered or enforced by any governmental agency having jurisdiction over the Company or any member of the Group or to which Company or any member of the Group is subject; (b) of any jurisdiction in which the Company or any member of the Group conducts business; or (c) to which the Company or any member of the Group is subject to.

Anti-Terrorism Financing Laws means all applicable references, requirements and regulations of the United Nations (Anti-Terrorism) Regulations, or similar rules, regulations or guidelines, which in every case: (a) are issued, administered or enforced by any governmental agency, having jurisdiction over the Company and any member of the Group; (b) of any jurisdiction in which the Company and members of the Group conducts business; or (c) to which the Company and any member of the Group is subject. In the absence of an equivalent local regulation, the United Nations (Anti-Terrorism) Regulations shall apply.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Authorisation means an authorisation, consent, approval, resolution, permit, licence, exemption, filing, notarisation or registration.

Availability Period means:

(a)	in relation to the Initial Facility, the period from and including the date of this Agreement to and including the date falling 90 days after the date of this Agreement; and

(b)	in relation to the Greenshoe Facility, the period from and including the date of the Greenshoe Facility Confirmation Notice to and including the later of:

(i)	the date falling 90 days after the date of this Agreement; and

(ii)	the date falling one Month after the date of the Greenshoe Facility Confirmation Notice.

Available Commitment means an Available Initial Facility Commitment or an Available Greenshoe Facility Commitment.

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Available Facility means

(a)	in relation to the Initial Facility, the aggregate for the time being of each Initial Facility Lender’s Available Initial Facility Commitment; or

(b)	in relation to the Greenshoe Facility, the aggregate for the time being of each Greenshoe Facility Lender’s Available Greenshoe Facility Commitment.

Available Greenshoe Facility means the aggregate for the time being of each Greenshoe Facility Lenders’ Available Greenshoe Facility Commitment.

Available Greenshoe Facility Commitment means a Greenshoe Facility Lender's Greenshoe Facility Commitment minus:

(a)	the amount of its participation in any outstanding Greenshoe Facility Loan; and

(b)	in relation to any proposed Utilisation under the Greenshoe Facility or any cancellation under Clause 7.4 (Voluntary cancellation), the amount of its participation in the Greenshoe Facility Loan that is due to be made under the Greenshoe Facility on or before the date of that proposed Utilisation.

Available Initial Facility means the aggregate for the time being of each Initial Facility Lender's Available Initial Facility Commitment.

Available Initial Facility Commitment means an Initial Facility Lender's Initial Facility Commitment minus:

(a)	the amount of its participation in any outstanding Initial Facility Loan; and

(b)	in relation to any proposed Utilisation under the Initial Facility or any cancellation under Clause 7.4 (Voluntary cancellation), the amount of its participation in any Initial Facility Loan that is due to be made under the Initial Facility on or before the date of that proposed Utilisation.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms , the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Break Costs means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

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(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Beijing, Singapore and (in relation to any date for payment or purchase of US Dollars) New York City.

Code means the US Internal Revenue Code of 1986.

Commitment means an Initial Facility Commitment or a Greenshoe Facility Commitment.

Compliance Certificate means a certificate, substantially in the form set out in Schedule 8 (Form of Compliance Certificate), with any amendments which the Facility Agent and the Company may agree.

Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents or any Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or any Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Disclosure of information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the then current recommended form of the Loan Market Association or in any other form agreed between the Company and the Facility Agent.

Consolidated EBIT means, in relation to a Measurement Period, the aggregate of:

(a)	the consolidated operating profits of the Restricted Group before finance costs and tax for that Measurement Period;

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(b)	plus or minus the Restricted Group's share of the profits or losses of associates for that period (after finance costs and tax) and the Restricted Group's share of the profits or losses of any joint venture;

(c)	plus any expenses or losses in connection with stock based compensation in respect of the Restricted Group;

(d)	plus all other non-cash items (excluding depreciation and amortization) reducing the consolidated operating profits of the Restricted Group (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing the consolidated operating profits of the Restricted Group;

adjusted by:

(i)	taking no account of any Exceptional Items;

(ii)	taking no account of any unrealised gains or losses on any financial instrument of the Restricted Group (other than any instrument which is accounted for on a hedge accounting basis) which is reported through the income statement;

(iii)	taking no account of any income or charge attributable to a post-employment benefit scheme of the Restricted Group other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(iv)	taking no account of any acquisition costs;

(v)	taking no account of the cumulative effect of a change in accounting principles; and

(vi)	taking no account of any translation gains and losses due solely to fluctuations in currency, value and related tax effects.

Consolidated EBITDA means, in relation to a Measurement Period, Consolidated EBIT for that Measurement Period after adding back any depreciation and amortisation and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

Consolidated Finance Costs means, in relation to a Measurement Period, all finance costs paid or payable in cash incurred by the Restricted Group during that period calculated on a consolidated basis adjusted by taking no account of:

(a)	any unrealised losses on any financial instrument of the Restricted Group (other than any instrument which is accounted for on a hedge accounting basis) which is reported through the income statements;

(b)	any acquisition costs; and

(c)	any interest cost or expected return on plan assets in relation to any post-employment benefit schemes.

Consolidated Tangible Net Worth means at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company (other than redeemable preference shares); and

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(b)	the net amount standing to the credit (or debit) of the consolidated reserves of the Company, based on the latest published consolidated balance sheet of the Company (the latest balance sheet) but adjusted by:

(i)	deducting any dividend or other distribution proposed, declared or made by the Company (except to the extent it has been taken into account in the latest balance sheet);

(ii)	deducting any amount attributable to goodwill or any other intangible asset;

(iii)	deducting any amount attributable to any assets of any Unrestricted Subsidiary;

(iv)	deducting any amount attributable to an upward revaluation of assets (other than financial instruments) of the Restricted Group after 31 December 2015 or, in the case of assets of a company which becomes a member of the Restricted Group after that date, the date on which that company becomes a member of the Restricted Group;

(v)	reflecting any variation in the amount of the issued share capital of the Company after the date of the latest balance sheet (and any change in the consolidated reserves of the Group resulting from that variation);

(vi)	deducting any interest of the Company in any Unrestricted Subsidiary; and

(vii)	reflecting any variation in the interest of the Company in any other member of the Restricted Group since the date of the latest balance sheet (to be calculated on the assumption that the variation had occurred immediately before the latest balance sheet date).

Consolidated Total Borrowings means, in respect of the Restricted Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a)	any moneys borrowed;

(b)	any amount raised by the issue of preference shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(c)	any acceptance under any acceptance credit (including any dematerialised equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument (other than Trade Instruments);

(e)	any indebtedness under a finance or capital lease;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

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(i)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.

Consolidated Total Equity means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Company and the amount standing to the credit of the reserves of the Restricted Group, including any amount credited to the share premium account of the Restricted Group.

Consolidated Total Onshore Borrowings means, in respect of the Onshore Group (other than Unrestricted Subsidiaries), at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Company drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a)	any moneys borrowed;

(b)	any amount raised by the issue of preference shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(c)	any acceptance under any acceptance credit (including any dematerialised equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument (other than Trade Instruments);

(e)	any indebtedness under a finance or capital lease;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Onshore Group (other than an Unrestricted Subsidiary).

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of them) be an Event of Default.

Delegate means any delegate, agent, attorney or co-security agent appointed by the Security Agent.

Disruption Event means either or both of:

(a)	a material disruption to the payment or communications systems or to the financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out), provided that the disruption is not caused by, and is beyond the control of, any of the Parties; or

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(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Entrusted Loans means borrowings by a Restricted Subsidiary from a bank that are secured by a pledge of deposits made by another Restricted Subsidiary to the lending bank as security for such borrowings.

Environment means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

Environmental Claim has the meaning given to it in Clause 20.14 (Environmental matters).

Environmental Laws has the meaning given to it in Clause 20.14 (Environmental matters).

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).

Exceptional Items means any material item of income or expense that represents:

(a)	any gain or loss arising from:

(i)	write-downs of inventories to net realisable value or of property, plant and equipment to recoverable amount, and reversals of such write-downs;

(ii)	restructuring the activities of the Restricted Group or any member of the Restricted Group and any reversals of any provision for the costs of restructuring;

(iii)	disposals, impairments, write-downs or revaluations of any assets, outside the ordinary course of business;

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(iv)	disposals of investments; or

(v)	disposals or settlements of liabilities of any member of the Restricted Group that fall within the definition of Consolidated Total Borrowings;

(b)	any gain or loss of an unusual or non-recurring nature; or

(c)	any gain or loss arising from a transaction entered into otherwise than in the carrying on of the normal core business operations of the Restricted Group.

Exchange Act means the United States Securities Exchange Act of 1934.

Existing Financial Indebtedness means Financial Indebtedness of the Onshore Group in existence as of 31 July 2016 and listed in Schedule 9 (Existing Financial Indebtedness).

Existing Notes Indenture means the Notes Indenture in such form and on such terms existing in effect as at the date of this Agreement and delivered in accordance with Clause 4.1 (Initial conditions precedent), but shall not take into account any future amendments, consents, waivers agreed thereunder or any repayment or redemption of the 7.50 per cent. senior notes due 2018 issued pursuant to such indenture unless for the purposes of this definition only expressly consented to by the Lenders in accordance with Clause 36 (Amendments and waivers).

Facility means the Initial Facility or the Greenshoe Facility.

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

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(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs(a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of any fees referred to in Clause 11 (Fees).

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	the Account Charge;

(d)	an Assignment Agreement or a Transfer Certificate;

(e)	an Accession Letter;

(f)	a Lender Accession Agreement;

(g)	a Resignation Letter;

(h)	a Greenshoe Facility Notice;

(i)	a Greenshoe Facility Confirmation Notice; or

(j)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance under any acceptance credit facility (including any dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any amount raised by the issue of preference shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(e)	the amount of any liability under GAAP in respect of any lease, hire purchase contract or other agreement which would, in accordance with GAAP, be treated as a finance or capital lease;

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(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) will be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other similar instrument issued by a bank or financial institution;

(i)	any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset other than any accounts payable or any other indebtedness or monetary obligation to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

(j)	any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

Funded Shareholder Loans has the meaning given to it in Clause 20.29(c) (Conditions Subsequent).

GAAP means generally accepted accounting principles in the United States as in effect from time to time.

Greenshoe Facility means the term loan facility made available under this Agreement as described in Clause 2.2 (Greenshoe Facility).

Greenshoe Facility Commitment means:

(a)	in relation to any Lender whose name is set out in a Greenshoe Facility Confirmation Notice the aggregate of the amount set opposite its name in the Greenshoe Facility Confirmation Notice; and the amount of any other Greenshoe Facility Commitment it acquires under this Agreement; and

(b)	in relation to any other Lender, the amount of any Greenshoe Facility Commitment acquired by it under this Agreement,

to the extent not cancelled, transferred or reduced under this Agreement.

Greenshoe Facility Lender means

(a)	any person who becomes a Party in accordance with Clause 2.2 (Greenshoe Facility) and a Greenshoe Facility Confirmation Notice; or

(b)	any person which acquires any Greenshoe Facility Commitment and/or participation in a Greenshore Facility Loan and becomes a Party in accordance with this Agreement,

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

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Greenshoe Facility Loan means a loan to be made under the Greenshoe Facility or the principal amount outstanding for the time being of that loan.

Greenshoe Facility Notice means a notice substantially in the form of Schedule 12 (Form of Greenshoe Facility Notice).

Greenshoe Facility Confirmation Notice means a notice substantially in the form of Schedule 13 (Form of Greenshoe Facility Confirmation Notice).

Group means the Company and its Subsidiaries from time to time.

Guarantor means an Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

Hazardous Substance means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Increased Costs has the meaning given to it in Clause 13 (Increased Costs).

Information Memorandum means the information memorandum prepared on behalf of, and approved by, the Company in connection with this Agreement.

Initial Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (Initial Facility).

Initial Facility Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Initial Facility Commitments and the amount of any other Initial Facility Commitment it acquires under this Agreement; and

(b)	in relation to any other Lender, the amount of any Initial Facility Commitment it acquires under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Initial Facility Loan means a loan made or to be made under the Initial Facility or the principal amount outstanding for the time being of that loan.

Initial Facility Lender means:

(a)	an Original Lender; or

(b)	any other person which acquires any Initial Facility Commitment and/or any participation in any Initial Facility Loan and becomes a Party in accordance with the terms of this Agreement,

which, in each case, has not ceased to be a Party in accordance with this Agreement.

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Initial Facility Lender Notice means a notice substantially in the form of Schedule 15 (Form of Initial Facility Lender Notice).

Interest Period means each period determined under this Agreement by reference to which interest on a Loan or an Unpaid Sum is calculated.

Interest Reserve Account means the US Dollar account with account number 0031294-050 held and maintained by the Company with the Initial Account Bank and such account shall include:

(a)	if there is a change of Account Bank, any account into which all or part of the credit balance from such Interest Reserve Account is transferred; and

(b)	any account which is a successor to such Interest Reserve Account on any re-numbering or re-designation of accounts and any account into which all or part of the balance from such Interest Reserve Account is transferred for investment or administrative purposes.

Interpolated Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

Lender means an Initial Facility Lender or a Greenshoe Facility Lender.

Lender Accession Agreement means an agreement substantially in the form of Schedule 14 (Form of Lender Accession Agreement).

LIBOR means in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	if no Screen Rate is available for the Interest Period of that Loan, the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for that Loan for a period equal to the Interest Period of that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

Loan means an Initial Facility Loan or a Greenshoe Facility Loan.

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London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Majority Lenders means:

(a)	if there is no Loan then outstanding, Lender(s) whose Commitments then aggregate 66⅔ per cent. or more of the Total Commitments;

(b)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, Lender(s) whose Commitments aggregated 66⅔ per cent. or more of the Total Commitments immediately before the reduction; or

(c)	at any other time, Lender(s) whose participation in the outstanding Loans and whose Available Commitments then aggregate 66⅔ per cent. or more of the aggregate of all the outstanding Loans and the Available Commitments of all the Lenders.

Margin means 3.50 per cent. per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the business, assets, prospects or financial condition of any Obligor, any Material Onshore Company or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any rights or remedies of the Finance Parties in respect of the Finance Documents.

Material Onshore Company means:

(a)	Shuzhi Information Technology (Shanghai) Co., Ltd.;

(b)	Shanghai eHi Car Rental Co., Ltd.;

(c)	Shanghai Taihao Financial Leasing Co., Ltd.;

(d)	Shanghai Smart Brand Auto Driving Services Co., Ltd.;

(e)	Shanghai Taihan Trading Co., Ltd.; or

(f)	Shanghai Taide Financial Leasing Co., Ltd.

Measurement Period means a period of 12 Months ending on the last day of a financial year/half- year of the Company.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period will end on the next Business Day in the calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last Business Day in that calendar month; and

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(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period will end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

New Lender has the meaning given to it in Clause 25 (Changes to the Lenders).

Notes Indenture means the indenture dated 8 December 2015 between, among others, the Company and Citicorp International Limited as trustee.

Obligor means the Company or a Guarantor.

Onshore Group means the members of the Group who are organised under the laws of the PRC from time to time.

Original Financial Statements means: the audited consolidated financial statements of the Group for the financial year ended 31 December 2015.

Original Obligor means the Company or an Original Guarantor.

Party means a party to this Agreement.

PRC means the People’s Republic of China other than (for the sole purpose of the Finance Documents) Taiwan, Macau Special Administrative Region of the People's Republic of China and Hong Kong Special Administrative Region of the People's Republic of China.

Pro Rata Share means:

(a)	for the purpose of determining a Lender's participation in a Utilisation under a Facility, the proportion which its Available Commitment under the relevant Facility bears to the Available Facility under that Facility; and

(b)	for any other purpose at any time:

(i)	the proportion which a Lender's participation in the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding at the relevant time, the proportion which its Commitment bears to the Total Commitments at that time;

(iii)	if there is no Loan outstanding and the Total Commitments have been cancelled at the relevant time, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled; or

(iv)	when the terms is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments in respect of that Facility.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

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Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means such banks as may be appointed by the Facility Agent in consultation with the Company from time to time.

Related Fund in relation to a fund (the first fund), means:

(a)	a fund which is managed or advised by the same investment manager or investment adviser as the first fund; or

(b)	if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Interbank Market means the London interbank market.

Relevant Jurisdiction means in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	if applicable, any jurisdiction where any asset subject to any Security Interest created or expressed to be created by it under the Account Charge is situated;

(c)	if applicable, the jurisdiction whose laws govern the perfection of any Security Interest created or expressed to be created by it under the Account Charge; and

(d)	any jurisdiction where it conducts its business.

Repayment Instalment means each scheduled instalment specified under Clause 6 (Repayment) for repayment of the Loans.

Repeating Representations means each of the representations and warranties set out in Clauses 17.2 (Status) to 17.7 (Governing law and enforcement) (inclusive), 17.10 (No default) to 17.26 (No adverse consequences) (inclusive, but excluding paragraph (b) of Clause 17.13 (Financial statements)).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Required Interest Reserve Account Balance means, at any time, the lesser of:

(a)	amount determined (absent manifest error) by the Facility Agent to be equal to all interest that would accrue (including any increase amount required under Clause 12 (Tax gross up and indemnities)) under this Agreement for a period of three Months commencing from that date, calculated on the basis of the aggregate of the Margin and LIBOR applicable to the Interest Period that is first to expire after that date; and

(b)	US$15,000,000.

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Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter), with any amendments which the Facility Agent and the Company may agree.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Group means the Group other than any Unrestricted Subsidiaries.

Restricted Subsidiary means any Subsidiary of the Company other than an Unrestricted Subsidiary provided that, at all times, the aggregated unconsolidated gross assets, the aggregated unconsolidated EBIT (which shall have the same meaning as “Consolidated EBIT” except that references to the “Restricted Group” in that definition of “Consolidated EBIT” shall be a reference to the relevant Subsidiary) and the aggregate unconsolidated net revenue of all Restricted Subsidiaries must be greater than or equal to 90 per cent. of the consolidated gross assets, the consolidated EBIT (which shall have the same meaning as “Consolidated EBIT” except that references to the “Restricted Group” in that definition of “Consolidated EBIT” shall be a reference to the Group) and the consolidated net revenue of the Group.

RMB means the lawful currency of the PRC from time to time.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

Security Assets means all assets of the Company the subject of any security created by the Account Charge.

Security Interest means a mortgage, charge, pledge, lien, assignment by way of security, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Forms of Request).

Specified Time means a day or time determined in accordance with Schedule 11 (Timetables).

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either an increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

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Termination Date means the date falling 36 Months after the date of this Agreement.

Total Commitments means the aggregate of the Total Initial Facility Commitments and the Total Greenshoe Facility Commitments.

Total Greenshoe Facility Commitments means the aggregate of the Greenshoe Facility Commitments of all the Greenshoe Facility Lenders.

Total Initial Facility Commitments means the aggregate of the Initial Facility Commitments of all the Initial Facility Lenders, being US$110,000,000 at the date of this Agreement.

Trade Instruments means any performance bonds, advance payment bond or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) with any amendments which the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unrestricted Subsidiary means any Subsidiary of the Company that is an “Unrestricted Subsidiary” in accordance with Clause 24 (Designation of Unrestricted Subsidiaries).

US means the United States of America.

US Dollar or US$ means the lawful currency of the United States of America from time to time.

US Tax Obligor means:

(a)	in respect of any Obligor, a resident for tax purposes in the US; or

(b)	some or all of any Obligor’s payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is or is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Forms of Request).

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Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless this Agreement expressly provides to the contrary, any reference in this Agreement to:

(i)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees to, or of, all or any combination of its rights and obligations under the Finance Documents;

(ii)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	disposal includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	a Finance Document or any other agreement or instrument includes (without prejudice to any restriction on amendments) any amendment to that Finance Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(vi)	a group of Lenders includes all the Lenders and a group of Finance Parties includes all the Finance Parties;

(vii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	"know your customer" checks is to the identification checks that a Finance Party requests to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

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(ix)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association or body (including a partnership, trust, fund, joint venture or consortium), or any other entity (whether or not having separate legal personality);

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which a person to which it applies is generally accustomed to comply) of any governmental, inter- governmental or supranational body, agency or department, or of any regulatory, self- regulatory or other authority or organisation;

(xi)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xii)	a provision of law is a reference to that provision as amended and includes any subordinate legislation; and

(xiii)	a time of day is a reference to Hong Kong time.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period will disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	A Clause or a Schedule is a reference to a clause of or a schedule to this Agreement.

(d)	The headings in this Agreement are for ease of reference only and do not affect its interpretation.

(e)	Unless this Agreement expressly provides to the contrary:

(i)	a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(ii)	a Default is continuing if it has not been remedied or waived; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of any Obligor is outstanding or any Commitment is in force under the Finance Documents.

(f)	Any reference within a Clause to this Clause means the entirety of that Clause.

(g)	Except as provided to the contrary in this Agreement, an accounting term used in this Agreement is to be construed in accordance with the principles applied in connection with the Company's Original Financial Statements.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of that Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to rescind or vary that Finance Document at any time.

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1.4	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

2.	THE FACILITY

2.1	Initial Facility

Subject to the terms of this Agreement, the Initial Facility Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Initial Facility Commitments.

2.2	Greenshoe Facility

(a)	Subject to the terms of this Agreement, an additional term loan facility may be made available to the Company in an aggregate amount up to the Total Greenshoe Facility Commitments.

(b)	The Original Mandated Lead Arranger and Bookrunner may, but is not obliged to, deliver the Greenshoe Facility Notice to the Company and the Facility Agent on or before the date falling six Months from the date of this Agreement.

(c)	No Lender under the Initial Facility has any commitment to make available to the Company any Greenshoe Facility other than in accordance with this Clause 2.2 (Greenshoe Facility).

(d)	The obligation of any person who has become a Lender under the Greenshoe Facility in accordance with this Clause 2.2 (Greenshoe Facility) to participate in the Greenshoe Facility Loan under Clause

5.4 (Lenders' participation) is subject to:

(i)	any additional conditions precedent as set out in the schedule to the Greenshoe Facility Confirmation Notice; and

(ii)	any amendments as may be required to be made by such Lender and existing Lenders to the Finance Documents and agreement to other provisions (including any necessary amendments to or confirmation of the Acccount Charge) have been made in accordance with Clause 36 (Amendments and waivers) and any necessary additional documentation has been entered into, in each case in accordance with the procedures under the Finance Documents.

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(e)	A person which wishes to become a Lender under the Greenshoe Facility after the date of this Agreement other than under Clause 25 (Changes to the Lenders) must:

(i)	enter into a Lender Accession Agreement with the Facility Agent on or before the date of the Greenshoe Facility Notice, or, in the case of a Lender under the Initial Facility which also wishes to become a Lender under the Greenshoe Facility, deliver an Initial Facility Lender Notice to the Facility Agent on or prior to the date of the Greenshoe Facility Notice; and

(ii)	satisfy all necessary “know your customer” checks of the Facility Agent.

(f)	The Facility Agent is not obliged to enter into a Lender Accession Agreement until it has completed all necessary “know your customer” checks to its satisfaction. The Facility Agent must promptly notify the Original Mandated Lead Arranger and Bookrunner (which shall then notify the relevant qualified person) and the Company if there are any such requirements. Further, the Facility Agent is not obliged to countersign a Lender Accession Agreement or an Initial Facility Lender Notice unless it receives confirmation from the Original Mandated Lead Arranger and Bookrunner that the Greenshoe Facility Commitment set forth in each Lender Accession Agreement and Initial Facility Lender Notice conforms with the final commitment allocations determined by the Original Mandated Lead Arranger and Bookrunner with respect to the Greenshoe Facility.

(g)	Subject to paragraph (f) above, the Facility Agent shall countersign each Lender Accession Agreement and each Initial Facility Lender Notice delivered to it.

(h)	If a Greenshoe Facility Notice is delivered pursuant to paragraph (b) above and the Facility Agent has countersigned each Lender Accession Agreement and each Initial Facility Lender Notice delivered to it pursuant to paragraph (f) above, the Facility Agent shall deliver the Greenshoe Facility Confirmation Notice to the Company, the Original Mandated Lead Arranger and Bookrunner and each Lender on or before the date falling six Months from the date of this Agreement.

(i)	Each person (other than the Facility Agent) which is a party to a Lender Accession Agreement and satisfies all necessary “know your customer” checks of the Facility Agent in accordance with paragraph (f) above and each Lender under the Initial Facility which has delivered an Initial Facility Lender Notice will become a Lender under the Greenshoe Facility on the date of the Greenshoe Facility Confirmation Notice.

(j)	The Original Mandated Lead Arranger and Bookrunner may, after consultation with the Company, direct the Facility Agent to grant a Lender under the Greenshoe Facility a title in the Greenshoe Facility Confirmation Notice.

(k)	Only one Greenshoe Facility Notice and one Greenshoe Facility Confirmation Notice may be delivered to the Company.

(l)	The Total Greenshoe Facility Commitments must not be less than US$10,000,000 or exceed US$40,000,000.

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several.

(b)	Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.

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(c)	No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(d)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and they include the right to repayment of any debt owing to that Finance Party under the Finance Documents.

(e)	Any debt arising under the Finance Documents to a Finance Party is a separate and independent debt. Any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document is a debt owing to that Finance Party by that Obligor (including if it is payable to an Agent on that Finance Party’s behalf).

(f)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Company must apply all amounts borrowed by it under the Facilities towards:

(a)	prepayment or repayment of any outstanding Existing Financial Indebtedness.

(b)	funding capital expenditures of the Onshore Group;

(c)	funding the Interest Reserve Account in an amount up to the Required Interest Reserve Account Balance as at the relevant Utilisation Date;

(d)	the payment of any fees and expenses payable by the Company under the Finance Documents; and

(e)	general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any utilisation of a Facility.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	No Utilisation Request in respect of the Initial Facility may be given unless the Facility Agent has received (or waived receipt of) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent must notify the Company and the Lenders promptly upon being so satisfied.

(b)	Subject to paragraph (d) below, no Utilisation Request in respect of the Greenshoe Facility may be given unless the Facility Agent has received (or waived receipt of) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) and (if any) the additional conditions precedent as set out in the schedule to the Greenshoe Facility Confirmation Notice, in each case in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders). The Facility Agent must notify the Company and each Lender participating in the Greenshoe Facility Loan promptly upon being so satisfied.

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(c)	Except to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) and (b) above, each Lender authorises (but does not require) the Facility Agent to give that notification. The Facility Agent will not be liable for any cost, loss or liability whatsoever any person incurs as a result of the Facility Agent giving any such notification.

(d)	A Utilisation Request in respect of the Greenshoe Facility may not be given prior to the date of the Greenshoe Facility Confirmation Notice and prior to the date on which all amendments and additional documentation referred to in paragraph (d)(ii) of Clause 2.2 (Greenshoe Facility) have been made or entered into.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date for the relevant Loan:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations are correct in all material respects.

4.3	Maximum number

(a)	A Utilisation Request may not be given if, as a result of the proposed Utilisation, more than four Loans would be outstanding.

(b)	A request that a Loan be divided may not be given if, as a result of the proposed division, more than four Loans would be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may borrow a Loan by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	A Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(iii)	it identifies the Facility under which the Loan is to be made; and

(iv)	the proposed Interest Period of the Loan complies with this Agreement.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be:

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(i)	in respect of a Utilisation of the Initial Facility, a minimum of US$25,000,000 and an integral multiple of US$5,000,000 or, if less, the Available Initial Facility; or

(ii)	(if applicable), in respect of the Utilisation of the Greenshoe Facility, an amount equal to US$10,000,000 and an integral multiple of US$5,000,000 or if less, the Available Greenshoe Facility; or

(iii)	such other amount as the Facility Agent may agree.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender must make its participation in a requested Loan available by the Utilisation Date through its Facility Office to the Facility Agent.

(b)	The amount of each relevant Lender's participation in each requested Loan will be its Pro Rata Share immediately before making the Loan.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its participation in that Loan would exceed its undrawn Commitment under the Facility under which that Loan is being drawn;

(ii)	(if that Loan is an Initial Facility Loan) all Loans under the Initial Facility would exceed the Total Initial Facility Commitments; or

(iii)	(if that Loan is a Greenshoe Facility Loan) all Loans under the Greenshoe Facility would exceed Total Greenshoe Facility Commitments.

(d)	The Facility Agent must notify each relevant Lender of the details of the requested Loan and the amount of its participation in that Loan, in each case, by the Specified Time.

6.	REPAYMENT

(a)	The Company must repay the Loans in full by the following instalments:

Repayment Date	Repayment Instalment (percentage of the aggregate principal amount of all Loans outstanding as at the end of the Availability Period)

31 May 2018	30 per cent.

30 November 2018	30 per cent.

Termination Date	40 per cent.

(b)	The Loans must be repaid in full on the Termination Date.

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7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by any Finance Document or to fund or maintain its participation in any Loan or it becomes unlawful in any applicable jurisdiction for any Affiliate of a Lender for that Lender to do so, that Lender must notify the Facility Agent promptly upon becoming aware of that event.

(b)	After a Lender notifies the Facility Agent under paragraph (a) above:

(i)	the Facility Agent must notify the Company promptly;

(ii)	with immediate effect, that Lender will not be obliged to fund any Loan; and

(iii)	unless that Lender's participation and Commitment have been transferred pursuant to paragraph (d) of Clause 7.7 (Right of replacement or repayment and cancellation in relation to a single Lender), on the date specified in paragraph (c) below ;

(A)	the Company must repay or prepay that Lender's participation in each Loan; and

(B)	that Lender’s Commitment will be cancelled.

(c)	The date for :

(i)	repayment or prepayment of a Lender's participation in a Loan and cancellation of its corresponding Commitment will be:

(A)	the last day of the Interest Period of that Loan which is current on the date of the Facility Agent’s notice to the Company under paragraph (b) above; or

(B)	if earlier, the date specified in that Lender’s notice to the Facility Agent under paragraph (a) above which must be no earlier than the last day of any applicable grace period permitted by law; and

(ii)	cancellation of that Lender's other Commitment will be the date specified in the Lender's notice to the Facility Agent under paragraph (a) above (which must be no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	For the purposes of this Clause 7.2 (Change of control):

a change of control occurs if:

(i)	the Permitted Holders (taken as a group), cease to be the beneficial owner or owners (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of, in aggregate, 30 per cent. or more of the total voting power of the voting stock of the Company;

(ii)	(A)	any person or persons acting in concert (other than in each case any Permitted Holder) is or becomes the beneficial owner or owners (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of, in aggregate, greater than 30 per cent. of the total voting power of the voting stock of the Company; and

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(B)	the Permitted Holders (taken as a group) are the beneficial owners (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of, in aggregate, a lesser percentage of the total voting power of the voting stock of the Company than such person or persons referred to in subparagraph (ii)(A) above; or

(iii)	individuals who on the date of this Agreement constituted the board of directors of the Company together with any directors whose election or nomination to the board of directors of the Company was approved by a vote of at least a majority of the directors then still in office who were either directors on the date of this Agreement or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(iv)	the Permitted Holders (taken as a group) cease to have the power to direct the senior management team of the Company, whether through the ownership of voting capital, by contract or otherwise (it being understood that owning directly or indirectly sufficient voting capital of the Company to elect a majority of the board of directors shall be deemed to constitute the power to direct the senior management).

Permitted Holder means any of:

(i)	(A)	Mr Ray Ruiping Zhang;

(B)	any spouse or person cohabiting as a spouse, child or step child, parent or step parent, brother, sister, step brother or step sister, parent in law, grandchild, grandparent, uncle, aunt, nephew or niece, in each case, of Mr Ray Ruiping Zhang;

(C)	The Crawford Group, Inc.; and

(D)	Ctrip Investment Holding Ltd;

(ii)	any person directly or indirectly controlling, controlled by, or under direct or indirect common control with any person referred to in paragraph (i) above; and

(iii)	any Person both the capital stock and the voting stock of which (or in the case of a trust, the beneficial interests in which) are owned 80 per cent. or more by one or more of the Persons specified in clauses (i) and (ii) of this definition.

(b)	The Company must notify the Facility Agent promptly upon becoming aware of any change of control. The Facility Agent must then promptly notify the Lenders of that event occurring.

(c)	After a change of control:

(i)	no Lender will be obliged to fund a Loan; and

(ii)	the Total Commitments shall be cancelled and all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall be immediately due and payable.

7.3	Mandatory prepayment – disposals

(a)	In this Clause 7.3 (Mandatory prepayment – disposals):

net proceeds means any amount in cash received by a member of the Restricted Group as consideration for a disposal pursuant to paragraph (b) of Clause 20.8 (Disposals) (other than under paragraph (b)(i), (b)(iii), (b)(iv) and (b)(v)of that Clause), to a person which is not a member of the Group, less all Taxes and reasonable costs and expenses incurred by any member of the Group in connection with the relevant disposal; and

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(b)	If the aggregate amount of net proceeds from relevant disposals is more than US$30,000,000 at any time, the Company must:

(i)	immediately notify the Facility Agent; and

(ii)	procure that an amount at least equal to the excess is applied towards prepaying the Loans at least on a pro rata basis with all other Financial Indebtedness of the Company that rank pari passu with the obligations to pay under the Finance Documents.

(c)	Any prepayment under this Clause 7.3 (Mandatory prepayment – disposals) must be made on or before the date falling 30 days after the receipt of the relevant proceeds constituting the excess referred to in paragraph (b)(ii) above.

(d)	The amount of any Loan to be prepaid will also be applied in reducing Commitments under Clause 7.9 (Miscellaneous). If the amount to be applied in prepaying the Loans is more than the amount of Loans (if any) then outstanding, the Commitments will be automatically reduced in an amount equal to the excess.

7.4	Voluntary cancellation

(a)	The Company may, if it gives the Facility Agent not less than five Business Days' prior notice, cancel the whole or any part of an Available Facility.

(b)	Partial cancellation of an Available Facility must be in a minimum amount of US$25,000,000 and an integral multiple of US$5,000,000.

(c)	Any cancellation in part will reduce the Commitment of each Lender pro rata across each Facility.

7.5	Voluntary prepayment

(a)	The Company may, if it gives the Facility Agent not less than 10 Business Days' prior notice, prepay the whole or any part of a Loan at any time after the last day of the Availability Period.

(b)	A prepayment of part of a Loan must be in a minimum amount of US$25,000,000 and an integral multiple of US$5,000,000.

7.6	Automatic cancellation

(a)	The unutilised Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

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(ii)	any Lender claims any amount from the Company under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs), the Company may, while the circumstances giving rise to the requirement for that increase or payment of that amount continue, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender or give notice to the Facility Agent of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of prepayment and cancellation under paragraph (a) above in relation to a Lender:

(i)	the Commitments of that Lender will immediately be reduced to zero; and

(ii)	the Company must repay or prepay that Lender's participation in each Loan on the date specified in paragraph (c) below.

(c)	The date for repayment or prepayment of a Lender's participation in a Loan will be:

(i)	the last day of the current Interest Period for that Loan; or

(ii)	if earlier, the date specified by the Company in the notice under paragraph (a) above.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on not less than five Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender must) transfer pursuant to this Agreement all (and not part only) of its rights and obligations under this Agreement.

(e)	The transferee must be a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with this Agreement for a purchase price in cash payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation to it under the Finance Documents.

(f)	The replacement of a Lender pursuant to paragraph (d) above will be subject to the following conditions:

(i)	the Company will have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender will have any obligation to find a replacement Lender; and

(iii)	the Lender replaced under paragraph (d) above will not be required to pay or surrender any of the fees received by that Lender pursuant to the Finance Documents; and

(iv)	the Lender to be replaced will only be obliged to transfer its rights and obligations in accordance with paragraph (d) above once it is satisfied that it has complied with any "know your customer" checks or other similar checks required under any applicable law or regulation in relation to that transfer.

(g)	A Lender to be replaced must perform the checks described in paragraph (f)(iv) above as soon as reasonably practicable after delivery of a notice under paragraph (d) above and must notify the Facility Agent and the Company promptly when it is satisfied that it has complied with those checks.

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7.8	Prepayment of Loans

(a)	Any partial prepayment of a Loan will be applied against the remaining Repayment Instalments pro rata.

(b)	No amount of a Loan prepaid or repaid under this Agreement may subsequently be re-borrowed.

7.9	Miscellaneous

(a)	Any notice of cancellation or prepayment under this Clause:

(i)	is irrevocable; and

(ii)	unless a contrary indication appears in this Agreement, must specify:

(A)	the date upon which the relevant cancellation or prepayment is to be made; and

(B)	the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement must be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any prepayments of a part of a Loan pursuant to Clause 7.5 (Voluntary prepayment) must be made on a pro rata basis between the Initial Facility Loans and the Greenshoe Facility Loan and be applied rateably among the participations of all Lenders of each Loan.

(d)	No prepayment or cancellation is allowed except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause, it must promptly forward a copy of that notice to either the Company or the affected Lender(s), as appropriate.

(g)	If all or part of a Loan is repaid or prepaid, an equivalent amount of the Commitments will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph will reduce the Commitments of the Lenders pro rata.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

Except where this Agreement expressly provides to the contrary, the Company must pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the date falling at three-monthly intervals after the first day of the Interest Period).

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8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest will accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each with a duration and Quotation Day selected by the Facility Agent (acting reasonably).

(b)	Any interest accruing under this Clause 8.3 (Default interest) will be immediately payable by the Obligor on demand by the Facility Agent.

(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of the then current Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount will have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period will be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)	Unpaid interest arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent must notify each relevant Party as soon as practicable of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Company must select the first Interest Period for a Loan in the applicable Utilisation Request, and may select subsequent Interest Periods in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Company not later than the Specified Time.

(c)	If the Company fails to deliver a Selection Notice to the Facility Agent by the Specified Time, the relevant Interest Period will, subject to the other provisions of this Clause 9.1 (Selection of Interest Periods), be three Months.

(d)	Subject to the other provisions of this Clause, each Interest Period for a Loan will be one, three or six Months or any other period agreed by the Company and the Agent (acting on the instructions of the Majority Lenders).

(e)	The Company may select an Interest Period of any period of less than three Months, if necessary to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on the date that the relevant Repayment Instalment is due to be repaid.

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(f)	Each Interest Period for a Loan will start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Changes to Interest Periods

Before determining the interest rate for a Loan, the Facility Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on the date that the relevant Repayment Instalment is due to be repaid. If the Facility Agent makes any change to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Company and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Loans

(a)	Subject to paragraph (b), if two or more Interest Periods end on the same date, those Loans will, unless the Company specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to the other provisions of this Agreement, if the Company requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be divided as specified in that Selection Notice.

9.5	No overrunning the Termination Date

If an Interest Period would otherwise overrun the Termination Date, it will be shortened so that it ends on the Termination Date.

9.6	Other adjustments

(a)	Subject to paragraph (b) below, the Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or division of Loans.

(b)	No Interest Period in excess of six Months may be agreed by the Facility Agent without the prior consent of all the Lenders which have a participation in the relevant Loan.

9.7	Notification

The Facility Agent must notify each relevant Party of the duration of each Interest Period promptly after ascertaining it.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to the other provisions of this Clause, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR will be determined on the basis of the quotations of the remaining Reference Banks.

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10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period will be the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Clause, each of the following events is a Market Disruption Event:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

(ii)	before 5p.m. on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Facility Agent receives notification from a Lender or Lenders whose participations in the relevant Loan exceed 30 per cent. of that Loan that the cost to it (or them) of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR for the relevant Interest Period.

(c)	The Facility Agent must notify the Company and the Lenders participating in the affected Loan(s) promptly of a Market Disruption Event.

(d)	The Facility Agent must not (without the consent of all the Lenders) disclose any details of the rate notified to the Facility Agent for the purpose of paragraph (a) above or the identity of any Lender that notifies the Facility Agent of a rate under paragraph (a) above.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company must enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed pursuant to paragraph (a) above will, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 days period, the rate of interest shall continue to be determined in accordance with Clause 10.2 (Market disruption).

10.4	Break Costs

(a)	The Company must pay to a Finance Party its Break Costs if all or any part of a Loan or Unpaid Sum is paid on a day other than the last day of an applicable Interest Period.

(b)	Each Lender must, as soon as reasonably practicable after a request by the Facility Agent or the Company, provide a certificate confirming the amount of any Break Costs it claims.

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11.	FEES

11.1	Initial Facility Commitment Fee

(a)	The Company must pay to the Facility Agent (for the account of each Initial Facility Lender) a commitment fee which accrues from the date falling 30 days after the date of this Agreement up to and including the last day of the Availability Period applicable to the Initial Facility computed at the rate of 35 per cent. of the Margin on that Initial Facility Lender's Available Initial Facility Commitment.

(b)	The commitment fee accrued under this Clause 11.1 (Initial Facility Commitment Fee) is payable:

(i)	on the last day of each successive period of three Months which ends during the Availability Period applicable to the Initial Facility;

(ii)	(to the extent such date does not fall within subparagraph (i) above), on the last day of the Availability Period applicable to the Initial Facility; and

(iii)	if any Initial Facility Lender’s Initial Facility Commitment is cancelled in full, on that relevant cancelled amount and at the time the cancellation becomes effective.

11.2	Greenshoe Facility Commitment Fee

(a)	The Company must pay to the Facility Agent (for the account of each Greenshoe Facility Lender) a commitment fee which accrues from the date of the Greenshoe Facility Confirmation Notice up to and including the last day of the Availability Period applicable to the Greenshoe Facility computed at the rate of 35 per cent. of the Margin on that Greenshoe Facility Lender's Available Greenshoe Commitment.

(b)	The commitment fee accrued under this Clause 11.2 (Greenshoe Facility Commitment Fee) is payable:

(i)	on the last day of each successive period of three Months which ends during the Availability Period applicable to the Greenshoe Facility;

(ii)	(to the extent such date does not fall within subparagraph (i) above), on the last day of the Availability Period applicable to the Greenshoe Facility; and

(iii)	if any Greenshoe Facility Lender’s Greenshoe Facility Commitment is cancelled in full, on that relevant cancelled amount and at the time the cancellation becomes effective.

11.3	Arrangement fee

The Company must pay to the Original Mandated Lead Arranger and Bookrunner (for its own account and for distribution to the Lenders in its sole discretion) fees in the amount and manner agreed in a Fee Letter between the Original Mandated Lead Arranger and Bookrunner and the Company.

11.4	Agency fee

The Company must pay to each of the Facility Agent (for its own account) and the Security Agent (for its own account) an agency fee in the amount and manner agreed in a Fee Letter between the Facility Agent, the Security Agent and the Company.

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12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause:

Protected Party means a Finance Party which incurs or will incur any cost, loss, liability or will be required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document (other than a Transfer Certificate or Assignment Agreement).

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

(b)	Unless this Clause expressly provides to the contrary a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company must, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. A Lender must notify the Facility Agent promptly on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification, it must notify the affected Parties promptly.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor must be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Except as provided below, the Company must pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) incurred for or on account of Tax by that Protected Party in respect of a payment received or receivable (or any payment deemed to be received or receivable) or otherwise under a Finance Document (other than an Assignment Agreement or a Transfer Certificate).

(b)	Paragraph (a) above does not apply:

(i)	with respect to any Tax assessed on a Finance Party:

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(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a cost, loss or liability:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above must notify the Facility Agent promptly of the event which will give, or has given, rise to the claim, following which the Facility Agent must notify the Company promptly.

(d)	A Protected Party must, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Facility Agent promptly.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to:

(i)	an increased payment of which that Tax Payment forms part;

(ii)	that Tax Payment; or

(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in respect of any Finance Document, except for any such Tax payable in connection with entering into a Transfer Certificate or Assignment Agreement.

12.6	Indirect taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature (including any goods or services taxes or consumption tax) which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

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(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature (including any goods or services taxes or consumption tax) incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party must, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party requests to enable that other Party to comply with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that Party must notify that other Party reasonably promptly.

(c)	No Party is obliged to do anything under paragraph (a) or (b) above which would or might in its reasonable opinion constitute a breach of any applicable:

(i)	law or regulation;

(ii)	fiduciary duty; or

(iii)	duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information relating to its status under FATCA requested in accordance with paragraph (a) above (including where paragraph (c) above applies), then that Party may be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until it provides the requested confirmation, forms, documentation or other information.

(e)	If the Company is a US Tax Obligor and notifies the Facility Agent of that, or the Facility Agent reasonably believes that its obligations under FATCA require it, each Lender must, within ten Business Days of:

(i)	where the Company is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Company is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Company is not a US Tax Obligor, the date of a request from the Facility Agent, provide to the Facility Agent:

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(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver the Facility Agent may require to certify or establish the Lender's status under FATCA.

(f)	The Facility Agent must promptly inform each Lender if the Company notifies the Facility Agent that it is a US Tax Obligor and must promptly provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Company.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver a Lender provides to the Facility Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender must promptly update it and provide the updated version to the Facility Agent unless it is unlawful for the Lender to do so (in which case, the Lender must promptly notify the Facility Agent). The Facility Agent must promptly provide any updated withholding certificate, withholding statement, document, authorisation or waiver to the Company.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent is not liable for any action it takes under or in connection with paragraphs (e), (f) or (g) above.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party is required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party must, promptly on becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, must notify the Company and the Facility Agent, and the Facility Agent must promptly notify the other Finance Parties.

12.9	Other information

(a)	Subject to paragraph (b) below, each Party must, within ten Business Days of a reasonable request by another Party, supply to that other Party such forms, documentation and other information relating to its status as that other Party requests to enable that other Party to comply with any regulations made under section 222 of the Finance Act 2013 or any other applicable law or regulation implementing similar international arrangements for the exchange of Tax or financial information between jurisdictions.

(b)	No Party is obliged to do anything under paragraph (a) above which would or might in its reasonable opinion constitute a beach of any applicable:

(i)	law or regulation;

(ii)	fiduciary duty; or

(iii)	duty of confidentiality.

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12.10	Mitigation by Lenders

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable to it under or pursuant to Clause 12 (Tax gross up and indemnities) (other than Clause 12.6 (Indirect taxes)) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party promptly for any cost, loss or liability reasonably incurred by that Finance Party as a result of steps taken by it under this Clause.

(d)	A Finance Party is not obliged to take any steps under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.	INCREASED COSTS

13.1	Increased Costs

(a)	Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements or applies Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); and

any reference to law and regulation shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

Basel II means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III).

Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee in December 2010, each as amended; and

(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee in November 2011, as amended, supplemented or restated; and

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(iii)	any further guidance or standards published by the Basel Committee relating to "Basel III".

Basel Committee means the Basel Committee on Banking Supervision.

CRD IV means (i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012) and (ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

Increased Costs means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into a Finance Document or funding or performing its obligations under any Finance Document.

13.2	Increased Costs claims

(a)	A Finance Party intending to make a claim for any Increased Costs must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent must promptly notify the Company.

(b)	Each Finance Party must, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	The Company need not make any payment for any Increased Costs to the extent that the Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not compensated for solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with Basel II or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

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14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	The Company must (or must procure that an Obligor will) as an independent obligation indemnify each Finance Party against any cost, loss or liability arising out of or as a result of:

(i)	that Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment, award or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	To the extent permitted by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Company must (or must procure that an Obligor will) indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	funding, or making arrangements to fund, its participation in a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with the Finance Documents.

(b)	The Company's liability in each case includes any cost, loss or liability incurred on account of funds borrowed, contracted for or utilised to fund any Loan or any other amount payable under any Finance Document.

14.3	Indemnity to the Facility Agent

The Company must indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which the Facility Agent reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

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14.4	Indemnity to the Security Agent

(a)	The Company must indemnify the Security Agent and every Receiver and Delegate promptly against any cost, loss or liability incurred by any of them (otherwise than by reason of its own gross negligence or wilful default):

(i)	as a result of:

(A)	any failure by the Company to comply with obligations under Clause 15 (Costs and expenses);

(B)	acting or relying on any notice, request or instruction which the Security Agent, Receiver or Delegate reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Security Interest created by the Account Charge;

(D)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by a Finance Document or by law;

(E)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in any Finance Document;

(F)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(ii)	which otherwise relates to any of the Security Assets or the performance of the terms of any Finance Document.

(b)	The Security Agent and each Receiver and Delegate may, in priority to any payment to the Finance Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 (Indemnity to the Security Agent) and will have a lien on the Security Interests under the Account Charge and the proceeds of enforcement of those Security Interests for all moneys payable to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Company must, promptly on demand and upon the receipt by the Company of an invoice, pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with:

(a)	the negotiation, preparation, printing, execution, syndication and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement or the Account Charge; and

(ii)	any other Finance Documents executed after the date of this Agreement (other than an Assignment Agreement or a Transfer Certificate); and

(b)	the Greenshoe Facility.

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15.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent in connection with a Finance Document; or

(b)	an amendment is required or expressly contemplated under a Finance Document,

the Company must, promptly on demand, reimburse each Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by that Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or amendment.

15.3	Enforcement costs

The Company must, promptly on demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection:

(a)	the enforcement of, or the preservation of any rights under, any Finance Document; or

(b)	any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document.

15.4	Facility Agent's and Security Agent’s on-going costs

(a)	If an Agent requires, any amount payable to that Agent by any Party under any indemnity or in respect of any costs or expenses incurred by that Agent under the Finance Documents after the date of this Agreement will include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to an Agent under any other term of the Finance Documents.

(b)	Without prejudice to paragraph (a) above, if:

(i)	a Default occurs and is continuing;

(ii)	an Agent considers it necessary or expedient; or

(iii)	an Agent is requested by the Company or the Majority Lenders to undertake duties which that Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of that Agent under the Finance Documents, the Company must pay to that Agent any additional remuneration which may be agreed between them in accordance with Clause 27.17 (Agent's management time).

(c)	If the Facility Agent or the Security Agent (as applicable) and the Company fail to agree:

(i)	whether the duties are of an exceptional nature or outside the scope of the normal duties of that Agent; or

(ii)	the appropriate amount of any additional remuneration,

the dispute will be determined by an investment bank (acting as an expert and not as an arbitrator) selected by that Agent and approved by the Company.

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(d)	If the Company does not approve the investment bank selected by the relevant Agent, the dispute will be determined by an investment bank nominated (on application by the relevant Agent) by the President for the time being of the Law Society of Hong Kong.

(e)	The Company must pay the costs of nomination and of the investment bank.

(f)	The determination of any investment bank will be final and binding on the Parties.

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Company of all of the Company's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, that Guarantor must immediately on demand pay that amount as if it were the principal obligor in respect of that amount; and

(c)	agrees with each Finance Party that if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal, that Guarantor will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability that Finance Party incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Company under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause including (without limitation and whether or not known to it or any Finance Party):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

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(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(f)	any amendment of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency, resolution or similar proceedings.

16.5	Amendments to the Finance Documents

(a)	Without limiting Clause 16.4 (Waiver of defences), each Guarantor acknowledges that the Finance Documents may from time to time be amended (and that term has the wide meaning given to it by Clause 1.2 (Construction)).

(b)	Each Guarantor confirms its intention that:

(i)	any amendment to a Finance Document is within the scope of this guarantee and indemnity; and

(ii)	this guarantee and indemnity extends to any amount payable by the Company under or in connection with a Finance Document as amended.

(c)	Each Guarantor agrees that the confirmations in paragraph (b) above apply regardless of:

(i)	why or how a Finance Document is amended (including the extent of the amendment and any change in the parties);

(ii)	whether any amount payable by the Company under or in connection with the amended Finance Document in any way relates to any amount that would or may have been payable had the amendment not taken place;

(iii)	the extent to which the Guarantor's liability under this guarantee and indemnity (whether present or future, actual or contingent), or any right it may have as a result of entering into or performing its obligations under this guarantee and indemnity, changes or may change as a result of the amendment; and

(iv)	whether the Guarantor was aware of or consented to the amendment.

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16.6	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor will be entitled to the benefit of such moneys, security or rights; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause.

16.8	Deferral of Guarantors' rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full or unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause;

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights it must hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and must promptly pay or transfer them to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 30 (Payment mechanics).

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16.9	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

16.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.11	Limitations

The obligations of any Additional Guarantor are subject to any limitations set out in the Accession Letter executed by that Additional Guarantor.

17.	REPRESENTATIONS

17.1	Representations

The representations and warranties set out in this Clause are made by each Obligor or (if the relevant provision so states) the Company to each Finance Party on the dates set out in Clause 17.34 (Times for making representations).

17.2	Status

(a)	It is a limited liability company, duly incorporated, validly existing and (where applicable) in good standing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.3	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered under this Agreement, legal, valid, binding and enforceable obligations.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

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17.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

17.5	Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

17.7	Governing law and enforcement

(a)	Any:

(i)	irrevocable submission under a Finance Document to the jurisdiction of particular courts;

(ii)	agreement as to the governing law of any Finance Document; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, is legal, valid and binding under the laws of its Relevant Jurisdiction.

(b)	Any judgment obtained in relation to a Finance Document in the courts to whose jurisdiction it submitted will be recognised and enforced by the courts of its Relevant Jurisdiction.

17.8	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to a Lender.

17.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents (other than an Assignment Agreement or a Transfer Certificate) be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to them or the transactions contemplated by them except any Cayman Islands stamp tax arising from any Finance Document being executed in, or the original of which being brought into or produced before a court of, the Cayman Islands.

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17.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from its entry into, or its performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is continuing which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which any of its (or any of its Subsidiaries') assets are subject to an extent or in a manner which might have a Material Adverse Effect.

17.11	Non-Hong Kong company

No Obligor is registered as a non-Hong Kong company within the meaning of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

17.12	No misleading information

In the case of the Company only:

(a)	any factual information contained in or provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given;

(b)	the financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions;

(c)	each expression of opinion, expectation, intention or policy contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company to be fair and reasonable as at the date it was made or as at the date (if any) at which it is stated to be given and can be properly supported;

(d)	nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect; and

(e)	all other written information provided by any member of the Group (or its advisers) to a Finance Party was true, accurate and complete in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given and is not misleading in any material respect.

17.13	Financial statements

(a)	Its financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement and in respect of the Company, are the Original Financial Statements):

(i)	have been prepared in accordance with GAAP, consistently applied; and

(ii)	fairly present in all material respects in accordance with GAAP its financial condition as at the date to which they were drawn up and operations during the relevant financial year (consolidated, if applicable).

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(b)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date to which the Original Financial Statements were drawn up.

17.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.16	Authorised signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or paragraph (d) of Clause 18.4 (Information - miscellaneous) is authorised to sign Utilisation Requests (in the case of the Company only) and other notices on its behalf.

17.17	No breach of laws

(a)	No member of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

17.18	Environmental laws

(a)	Each member of the Group is in compliance with Clause 20.14 (Environmental matters) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

17.19	Environmental releases

No:

(a)	property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property, in each case in circumstances where this might have a Material Adverse Effect.

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17.20	Taxation

(a)	It is not overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of any Tax (or its equivalent in any other currency) where being overdue in such filing or payment (as applicable) has or would reasonably likely to have a Material Adverse Effect.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against the Company with respect to Taxes which, in respect of any claim or investigation reasonably likely to be made or conducted, might reasonably, if adversely determined, be expected to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in its jurisdiction of incorporation.

17.21	Sanctions

(a)	Subject to paragraph (b) below, neither the Company. a Guarantor nor any member of the Group, or any director or officer of the Company or a member of the Group (the Acting Persons), is: (i) currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury (OFAC) or pursuant to the Iran Sanctions Act of 1996 (ISA) and The Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (CISADA), or any equivalent sanctions or measures imposed by the United Nations, the European Union, Her Majesty’s Treasury in the United Kingdom or any other relevant governmental entity or sanctions authority (collectively Sanctions); or (ii) is owned 50 per cent. or more by or otherwise controlled by or acting on behalf of one or more persons that are the subject to Sanctions; or (iii) located, organised, or resident in a country or territory that is subject to Sanctions (including without limitation Cuba, Iran, Sudan, Syria, North Korea and the Crimea region in Ukraine) (each a Sanctioned Country), and no member of the Group or the Parent will directly or indirectly use the proceeds of any Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing or facilitating the activities of any person then subject to any Sanctions or in a Sanctioned Country. The Company and its directors and officers have instituted and maintained policies and procedures designed to prevent any sanctions violation.

(b)	Paragraph (a) above shall only apply if and to the extent that such application does not result in a violation of the Council Regulation (EC) No. 2271/96 of 22 November 1996, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung – AWV) or any other applicable anti-boycott or similar laws or regulation.

17.22	Anti-bribery

(a)	To the best of the knowledge and belief of each Obligor, after reasonable enquiry and diligence, it and all its Subsidiaries have conducted and are conducting their businesses in compliance with the Anti-Bribery and Corruption Laws.

(b)	To the best of the knowledge and belief of each Obligor, after reasonable enquiry and diligence, it and all its Subsidiaries have instituted and maintain systems, controls, policies and procedures designed to:

(i)	detect incidences of bribery and corruption; and

(ii)	promote and achieve compliance with the Anti-Bribery and Corruption Laws.

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(c)	Neither the Obligor nor any of its Subsidiaries, nor as far as each Obligor is (or ought reasonably to be) aware, after reasonable enquiry and diligence by the Obligor, any of their respective directors, officers, employees, agents, representatives or any other persons acting for or on behalf of the Obligor or any of its Subsidiaries has:

(i)	directly or indirectly, made, offered to make, promised to make or authorized the payment or giving of, anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a person to influence that person in his or her official capacity, induce that person to do or omit an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person that may or may not constitute an "unlawful payment" or "improper transfer of value" within the meaning of, and is not in any other way in violation of the Anti-Bribery and Corruption Laws;

(ii)	directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political office or activity;

(iii)	made any direct or indirect unlawful payment or improper transfer of value to any public official or any company employee from corporate funds;

(iv)	received directly or indirectly any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or improper transfer of value prohibited under any Anti-Bribery and Corruption Laws; or

(v)	been (as far as the Obligor is aware) or is subject to any litigation, arbitration or administrative, regulatory or criminal proceedings or investigation with regard to any actual or alleged unlawful payment, improper transfer of value or other violation of any Anti- Bribery and Corruption Laws.

17.23	Anti-Money Laundering

The operations of the Company and each member of the Group are, and have been, conducted at all times in compliance with Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or a member of the Group with respect to Anti-Money Laundering Laws is pending, threatened or contemplated.

17.24	Anti-Terrorism Financing

The operations of the Company and each member of the Group are, and have been, conducted at all times in compliance with all Anti-Terrorism Financing Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or a member of the Group with respect to Anti-Terrorism Financing Laws is pending, threatened or contemplated.

17.25	Immunity

(a)	The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

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17.26	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in that jurisdiction by reason only of the entry into, performance and/or enforcement of any Finance Document.

17.27	Group structure chart

The group structure chart delivered to the Facility Agent pursuant to Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects.

17.28	Good title to assets

It and each member of the Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

17.29	Legal and beneficial ownership

The Company is the sole legal and beneficial owner of the respective assets over which it purports to grant security.

17.30	Security

No Security Interest or Quasi-Security Interest exists over any Security Asset other than as permitted by a Finance Document.

17.31	Insurance

It and each member of the Group has maintained insurance (including, without limitation, insurance for fire and theft) with financially sound and reputable insurers with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business in the same locale.

17.32	Solvency

(a)	No Obligor nor a Material Onshore Company:

(i)	is unable to meet its obligations and pay its debts as they fall due;

(ii)	) admits (nor has it admitted) any inability to pay its debts as they fall due;

(iii)	has suspended making payments on any of its debts by reason of financial difficulties; and

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(iv)	has by reason of actual or anticipated financial difficulties commenced, nor does it intend to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	The fair value of the Group's assets is not less than its liabilities (taking into account contingent and prospective liabilities), on a consolidated basis.

(c)	The Group, on a consolidated basis, has sufficient capital to carry on its business.

(d)	No moratorium has been declared in respect of any of the Financial Indebtedness of a member of the Group.

(e)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.8 (Insolvency proceedings); or

(ii)	creditor's process described in Clause 22.9 (Creditors' process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group.

17.33	Guarantors

The Company and each Original Guarantor are the only members of the Restricted Group that are not members of the Onshore Group.

17.34	Times for making representations

(a)	The representations and warranties set out in this Clause are made by each Original Obligor (or if the relevant provision so states, the Company) on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor (or, if the relevant provision so states, the Company) by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request and the first day of each Interest Period; and

(ii)	) in the case of an Additional Guarantor on the date on which that Additional Guarantor becomes (or it is proposed that it becomes) a Guarantor.

18.	INFORMATION UNDERTAKINGS

18.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders, as soon as they are available but in any event not more than 10 days after they are filed with the United States Securities and Exchange Commission, true and correct copies of any financial or other report in the English language filed with such commission; provided that if at any time the Company ceases to be subject to the periodic reporting requirements under the Exchange Act, the Company will supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(A)	its audited consolidated financial statements for that financial year; and

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(B)	the audited financial statements (or the management accounts if audited financial statements are not available) of each Guarantor for that financial year; and

(C)	the audited financial statements (or the management accounts if audited financial statements are not available) of each Material Onshore Company for that financial year.

(ii)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years:

(A)	its consolidated financial statements for that financial half-year; and

(B)	the financial statements (or the management accounts if financial statements are not available) of each Guarantor for that financial half-year; and

(iii)	as soon as the same become available, but in any event within 45 days after the end of each financial quarter:

(A)	its consolidated financial statements for that financial quarter; and

(B)	the financial statements (or the management accounts if financial statements are not available) of each Guarantor for that financial quarter.

(b)	To the extent that there are any Unrestricted Subsidiaries, the Company must deliver to the Facility Agent:

(i)	its consolidated financial statements (adjusted by excluding the contribution of all the Unrestricted Subsidiaries); and

(ii)	unconsolidated financial statements of each Unrestricted Subsidiary,

in each case with each set of its financial statements delivered to the Facility Agent under this Agreement.

18.2	Compliance Certificate

(a)	The Company must supply to the Facility Agent a duly completed Compliance Certificate with each set of its financial statements delivered to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two directors of the Company.

18.3	Requirements as to financial statements

(a)	The Company must ensure that each set of financial statements delivered under this Agreement fairly present in all material respects in accordance with GAAP the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Company must ensure that each set of financial statements of an Obligor delivered under this Agreement is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligors) deliver to the Facility Agent:

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(i)	a full description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods on which that Obligor's Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

Any reference in this Agreement to those financial statements will be construed as a reference to those financial statements as adjusted to reflect the basis on which the relevant Original Financial Statements were prepared.

(c)	If the Company notifies the Facility Agent of a change under paragraph (b) above, the Company and the Facility Agent must enter into negotiations in good faith for a period of not more than 30 days with a view to agreeing any amendments to this Agreement required to put the Company and the Lenders to the extent practicable in the same position as they would have been in if the change had not happened. Any such amendments agreed by the Company and the Facility Agent will, with the prior consent of the Majority Lenders, bind all the Parties.

(d)	If no agreement is reached under paragraph (c) above on the required amendments to this Agreement, the Company must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

18.4	Information - miscellaneous

The Company must supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requests):

(a)	copies of all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally (or any class of them) in each case at the same time as they are dispatched;

(b)	promptly on becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any member of the Group (including in connection with any breach of Environmental Laws) and which have or might, if adversely determined, have a Material Adverse Effect;

(c)	promptly on becoming aware of them, the details of any changes to the group structure chart delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) together with an updated group structure chart to the extent that the changes relate to an Obligor, a Material Onshore Company or there is a new Subsidiary which contributes to not less than five per cent. of gross assets or net revenue of the Group;

(d)	promptly, notice of any change in authorised signatories of an Obligor signed by a director of the Company accompanied by specimen signatures of any new authorised signatories; and

(e)	promptly on request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

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18.5	Notification of Default

(a)	Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its directors or senior officers on its behalf, certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent must notify the Company accordingly and the Company must supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company must supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent must supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company must promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(d)	If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice must be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

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(e)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company must comply with any such request within 10 Business Days.

18.7	"Know your customer" checks

(a)	Each Obligor must promptly on the request of any Finance Party supply, or procure the supply, to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of any "know your customer" checks or other similar checks required under any applicable law or regulation in connection with the transactions contemplated by the Finance Documents.

(b)	Each Lender must promptly upon the request of the Facility Agent supply to, or procure the supply of, such documentation or other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with the results of any "know your customer" checks or other similar checks required under any applicable law or regulation in connection with the transactions contemplated by the Finance Documents.

19.	FINANCIAL COVENANTS

19.1	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Company's Original Financial Statements.

(b)	Any amount in a currency other than US Dollar is to be taken into account at its US Dollar equivalent calculated on the basis of:

(i)	the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the Hong Kong foreign exchange market with US Dollar at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item may be credited or deducted more than once in any calculation under this Clause.

19.2	Consolidated Tangible Net Worth

The Company must ensure that Consolidated Tangible Net Worth is not at any time less than RMB 3,250,000,000.

19.3	Gearing

The Company must ensure that Consolidated Total Borrowings do not at any time exceed 150 per cent. of Consolidated Total Equity at that time.

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19.4	Leverage

The Company must ensure that in respect of any Measurement Period set out in the table below, the Consolidated Total Borrowings on the last day of that Measurement Period does not exceed the Consolidated EBITDA by the multiple set out in the table below corresponding to that Measurement Period:

Measurement Period ending:	Multiples of Consolidated EBITDA

31 December 2016	4.00 times

30 June 2017	4.00 times

31 December 2017	3.50 times

30 June 2018	3.50 times

31 December 2018	3.00 times

30 June 2019	3.00 times

19.5	Onshore Leverage

The Company must ensure that Consolidated Total Onshore Borrowings does not exceed at any time 1.75 times Consolidated EBITDA.

19.6	Interest cover

The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Finance Costs is not, at any time, less than 3.00 to 1.

19.7	Financial testing

The financial covenants set out in Clause 19.2 to 19.6 (inclusive) shall be calculated in accordance with GAAP and tested by reference to each set of the Company’s consolidated financial statements in respect of each financial year and each financial half year delivered pursuant to Clause 18.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) in connection with each financial year and financial half year.

20.	GENERAL UNDERTAKINGS

20.1	General

Each Obligor agrees to be bound by the undertakings set out in this Clause relating to it and, where an undertaking is expressed to apply to other members of the Group, each Obligor must ensure that its relevant Subsidiaries perform that undertaking.

20.2	Authorisations

Each Obligor must promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

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(b)	supply certified copies to the Facility Agent of, any Authorisation required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each of its Relevant Jurisdiction of any Finance Document.

20.3	Compliance with laws

Each Obligor must comply in all respects with all laws to which it may be subject, if failure to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.5	Negative pledge

(a)	In this Clause 20.5 (Negative pledge), Quasi-Security Interest means an arrangement or transaction described in paragraph (c) below.

(b)	Except as provided below, no member of the Restricted Group may create or allow to exist any Security Interest over any of its assets.

(c)	Except as provided below, no member of the Restricted Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where they are or may be leased to, re-acquired or acquired by a member of the Restricted Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or Quasi-Security Interest listed below:

(i)	any Security Interest or Quasi-Security Interest listed in Schedule 10 (Existing Security) except to the extent the principal amount secured by that Security Interest or Quasi-Security Interest exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement or other Security Interest or Quasi-Security Interest entered into by any member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement or other Security Interest or Quasi- Security Interest pursuant to any hedging transaction entered into by a member of the Restricted Group for the purpose of:

(A)	hedging any risk to which any member of the Restricted Group is exposed in its ordinary course of trading; or

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(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only excluding, in each case, any Security Interest under a credit support arrangement in relation to a hedging transaction;

(iv)	any Security Interest or Quasi-Security Interest arising by operation of law or in the ordinary course of business;

(v)	any Security Interest or Quasi-Security Interest over or affecting any asset acquired by a member of the Restricted Group after the date of this Agreement if:

(A)	the Security Interest or Quasi-Security Interest was not created in contemplation of, or since, the acquisition of that asset by a member of the Restricted Group;

(B)	the principal amount secured has not been increased in contemplation of, or since, the acquisition of that asset by a member of the Restricted Group; and

(C)	the Security Interest or Quasi-Security Interest is removed or discharged within three Months of the date of acquisition of that asset;

(vi)	any Security Interest or Quasi-Security Interest over or affecting any asset of any company which becomes a member of the Restricted Group after the date of this Agreement, where the Security Interest or Quasi-Security Interest is created before the date on which that company becomes a member of the Restricted Group, if:

(A)	the Security Interest or Quasi-Security Interest was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security Interest or Quasi-Security Interest is removed or discharged within three Months of that company becoming a member of the Restricted Group;

(vii)	any Security Interest or Quasi-Security Interest entered into pursuant to any Finance Document;

(viii)	any Security Interest or Quasi-Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Restricted Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Restricted Group;

(ix)	any Security Interest or Quasi-Security Interest in favour of any member of the Restricted Group, (other than any Security Interest or Quasi-Security Interest granted by an Obligor to a member of the Restricted Group which is not an Obligor) or any such Security Interest or Quasi-Security Interest granted under an Entrusted Loan;

(x)	any interest or title of a lessor under any capitalised lease obligation permitted to be incurred under this Agreement provided that the Security Interest or Quasi-Security Interest do not extend to any property or assets which is not leased property subject to such capitalised lease obligation and the aggregate amount of such capitalised lease obligations does not exceed US$25,000,000;

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(xi)	any Security Interest or Quasi-Security Interest consisting of customary transfer restrictions in joint venture agreements, stockholder agreements or other similar agreements applicable to joint ventures permitted to be entered into under this Agreement in an aggregate amount not exceeding US$10,000,000;

(xii)	any Security Interest or Quasi-Security Interest securing Financial Indebtedness incurred to finance all or any part of the purchase price of equipment, property or assets (excluding vehicles) of the Company or any Restricted Subsidiary (including the purchase of shares in a person holding such equipment, property or assets that is, or will upon such purchase become, a Restricted Subsidiary) or the cost of development, construction or improvement of equipment, property or assets to be used in the ordinary course of any business which is the same as or ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries by the Company or a Restricted Subsidiary; provided that such Security Interest or Quasi-Security Interest (i) covers only the equipment, property or assets acquired, developed, constructed or improved with such Financial Indebtedness and (ii) is created within 180 days after such acquisition or the completion of such development, construction or improvement, as the case may be; provided further, that, in the case of clause (i), such Security Interest or Quasi-Security Interest may cover other equipment, property or assets (instead of or in addition to such item of property or improvements) if (x) such Security Interest or Quasi-Security Interest is incurred in the ordinary course of business and (y) the aggregate book value of equipment, property or assets (as reflected in the most recent available consolidated financial statements) or, if any such equipment, property or assets have been acquired since the date of such financial statements, the cost of such equipment, property or assets (other than, in each case, deposits of loan proceeds securing performance of obligations in relation to the use of such loan proceeds under a loan or similar agreement to which such loan proceeds relate to, entered into by the Company or any Restricted Subsidiary, if the Financial Indebtedness Incurred under such agreement is otherwise permitted under the terms of this Agreement) subject to Security Interests or Quasi-Security Interests incurred pursuant to this clause (xii) does not exceed 130 per cent. of the aggregate principal amount of Financial Indebtedness secured by such Security Interests or Quasi-Security Interests; and provided further that the aggregate principal amount of Financial Indebtedness secured by such Security or Quasi-Security Interests pursuant to this clause (xii) does not exceed US$10,000,000; or

(xiii)	any Security Interest securing or Quasi-Security Interest relating to indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of a Security Interest or Quasi-Security Interest given by any member of the Restricted Group other than any permitted under paragraphs (i) to (xii) above) does not exceed US$15,000,000 or its equivalent in another currency or currencies at any time.

20.6	No restriction on dividends and other payments

(a)	Subject to paragraph (b) below, each Obligor must ensure that there are no restrictions on any member of the Restricted Group which may affect the ability of that member of the Restricted Group to make dividend payment or other income distribution to its shareholder(s), whether in its corporate policies, constitutional documents, any agreement or otherwise.

(b)	Paragraph (a) above does not apply to any restrictions that are: (i) imposed by statutory laws; (ii) set out in this Agreement; (iii) set out in the Existing Notes Indenture; or (iv) set out in agreements that are permitted by Section 4.08 of the Existing Notes Indenture.

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20.7	Restricted Payments

(a)	In this clause, Consolidated Net Income means, with respect to the Restricted Group for any period, the aggregate of the net income (or loss) of the Restricted Group for such period, on a consolidated basis, determined in conformity with GAAP; provided that the following items shall be excluded (without duplication):

(i)	the net income (or loss) of any Unrestricted Subsidiary that is accounted for by the equity method of accounting except that:

(A)	subject to the exclusion contained in paragraph (v) below, the Company’s equity in the net income of such Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in paragraph (iii) below); and

(B)	the Company’s equity in a net loss of any such Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income to the extent funded with cash or other assets of the Company or Restricted Subsidiaries;

(ii)	the net income (or loss) of any member of the Group accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or all or substantially all of the property and assets of such member of the Group are acquired by the Company or any Restricted Subsidiary;

(iii)	the net income (or loss) of any Restricted Subsidiary (other than any Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company by the operation of the terms of such Restricted Subsidiary’s charter, articles of association or other constitutive document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than restrictions that have been waived or otherwise released), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or temporary cash investments actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(iv)	the cumulative effect of a change in accounting principles;

(v)	any net after tax gains realized on the sale or other disposition of (a) any property or asset of the Company or any Restricted Subsidiary that is not sold in the ordinary course of its business or (b) any capital stock of any person (including any gains by the Company or a Restricted Subsidiary realized on sales of capital stock of the Company or of any Restricted Subsidiary);

(vi)	any non-cash expense, loss, income or gain relating to any change in fair value of convertible securities issued by the Company;

(vii)	any non-cash expense, loss, income or gain relating to any change in fair value of share options and other equity-based compensation;

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(viii)	any translation gains and losses due solely to fluctuations in currency values and related tax effects; and

(ix)	any net after-tax extraordinary or non-recurring gains or losses (excluding the effect of all fees and expenses relating thereto).

(b)	Except as permitted under paragraph (c) below, each Obligor shall ensure that:

(i)	the Company shall not declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) (other than any dividend or distribution payable or paid solely in shares in a member of the Restricted Group);

(ii)	the Company shall not repay or distribute any dividend or share premium reserve;

(iii)	no member of the Restricted Group shall pay any management, advisory or other fee to or to the order of any of the shareholders of the Company;

(iv)	no member of the Restricted Group shall make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase or defeasance or other acquisition or retirement for value of any financial indebtedness of any Obligor that is contractually subordinated or junior in right of payment to any amounts payable under this Agreement, as applicable, pursuant to a written agreement to such effect (other than in each case pursuant to Clause 20.28 (Funded Shareholder Loans)) or any intercompany indebtedness between or among the Company and any Restricted Subsidiary;

(v)	no member of the Restricted Group shall redeem, repurchase, defease, retire, repay or otherwise acquire for value any of the share capital of any member of the Restricted Group or of a direct or indirect parent of the Company or, in each case, resolve to do so (other than in respect of any share capital held by any member of the Restricted Group); and

(vi)	no member of the Restricted Group shall make any capital contribution to another person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), other than any capital contribution to (a) another member of the Restricted Group or (b) a person which will upon the making of such capital contribution become a member of the Restricted Group.

(together, Restricted Payments).

(c)	Paragraph (b) above does not apply to a Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment, a Default had not occurred and is continuing or would not occur as a result of such Restricted Payment and;

(i)	such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the members of the Restricted Group after the date of this Agreement, shall be equal to or be less than 50 per cent. of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100 per cent. of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the financial quarter during which the date of this Agreement occurs and ending on the last day of the Company’s most recent financial quarter for which consolidated financial statements of the Company are available;

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(ii)	(for Restricted Payments under paragraph (b)(iv), (b)(v) and (b)(vi) above), such Restricted Payment (together with the aggregate amount of all other such Restricted Payments under paragraph (b)(iv), (b)(v) and (b)(vi) above) made by the members of the Restricted Group after the date of this Agreement shall (to the extent that such aggregated Restricted Payments under paragraph (b)(iv), (b)(v) and (b)(vi) above would otherwise be in excess of the maximum amount set out in paragraph (c)(i) above) be equal to or less than 100 per cent. of the aggregate net cash proceeds received by the Company after the date of this Agreement as a capital contribution to its common equity by, or from the issuance and sale of its capital stock (other than Disqualified Stock as defined under the Existing Notes Indenture) to a person who is not a Subsidiary of the Company;

(iii)	such Restricted Payment is a payment of any dividend or redemption of any capital stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with any other subparagraphs of this paragraph (c);

(iv)	such Restricted Payment is a repurchase, redemption or other acquisition or retirement for value of any capital stock of the Company or any Restricted Subsidiary held by an employee benefit plan of the Company or any Restricted Subsidiary, any current or former officer, director, consultant, or employee of the Company or any Restricted Subsidiary (or permitted transferees, estates or heirs of any of the foregoing); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired capital stock may not exceed US$2,500,000 (or its equivalent in another currency or currencies at any time) in any calendar year; or

(v)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments, (in each case other than Restricted Payments permitted under paragraph (i) to (iv) above) does not exceed US$30,000,000 or its equivalent in another currency or currencies at any time.

20.8	Disposals

(a)	Except as provided below, no member of the Restricted Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of an asset.

(b)	Paragraph (a) above does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets not made in the ordinary course of trading of the disposing entity (including any disposal of receivables or current assets which are not vehicles or inventories) where at least 75% of the consideration payable for such disposal is cash or temporary cash investments payable on a non-deferred basis or Replacement Assets;

(iii)	made to a member of the Restricted Group (other than a disposal made by an Obligor to a member of the Restricted Group which is not an Obligor);

(iv)	constituting a Restricted Payment permitted to be made under Clause 20.7 (Restricted Payments);

(v)	of cash permitted to be made under Clause 20.23 (Loans or credits);

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(vi)	of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or the Restricted Subsidiaries; or

(vii)	deemed to occur in connection with creating or granting any Security Interest permitted under Clause 20.5 (Negative pledge),

where in each case (save for disposal made under paragraph (b)(iii) above):

(A)	any such disposal is made for good valuable consideration and on arm’s length commercial terms; and

(B)	(save for any proceeds from any disposal made under paragraphs (b)(i), (b)(iii), (b)(iv) and (b)(v) above), the cash disposal proceeds are applied to the prepayment of the Loans in accordance with Clause 7.3 (Mandatory prepayment – disposals) within 30 days after receipt of the relevant proceeds; provided that, within 30 days after the receipt of any net cash proceeds from a disposal permitted under paragraph (b) above, the Company or any Restricted Subsidiary may instead apply such net cash proceeds to:

I.	permanently repay unsubordinated Financial Indebtedness of the Company or any Restricted Subsidiary or any Financial Indebtedness of a Restricted Subsidiary that was secured by the assets that were the subject of such disposal (and, if Financial Indebtedness repaid is revolving credit Financial Indebtedness, to correspondingly reduce commitments with respect thereto) in each case owing to a Person other than a member of the Group; or

II.	develop or acquire properties and assets (other than current assets) that replace the properties and assets that were the subject of such disposal or that will be used in any business which is the same as or ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries by the Company or a Restricted Subsidiary, including any shares of capital stock in a person holding such properties or assets that is primarily engaged in the same business as of any business which is the same as or ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries by the Company or a Restricted Subsidiary (Replacement Assets); provided that this paragraph shall be satisfied if the Company or such Restricted Subsidiary (i) enters into a definitive agreement committing to invest the relevant amount to develop or acquire Replacement Assets and actually invests such amount to develop or acquire Replacement Assets within 365 days of receipt of such net cash proceeds.

20.9	Subordination of intercompany loans

(a)	Each Obligor must ensure that any Financial Indebtedness which is or at any time may be or become owing (whether actually or contingently) by it to any of its shareholders, Affiliates or another member of the Group (Intercompany Loan) and the respective rights and claims such shareholder, Affiliate or a member of the Group may have in relation to such Intercompany Loan are subordinated in payment to the Loans and the rights and claims of the Finance Parties under or in connection with the Finance Documents.

(b)	Unless otherwise permitted under the Finance Documents, each Obligor must:

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(i)	ensure that for so long as the Loans or any other amounts owed or owing by any Obligor under the Finance Documents remain outstanding or any Commitment remains in force, no payment (whether in cash or in kind) is made by an Obligor to any of its shareholders, Affiliates or another member of the Group on account of any Intercompany Loan and no creditor of such Intercompany Loan may require repayment or prepayment of such Intercompany Loan, except for payments to shareholders for loans used to repay the Facility or indebtedness or other amounts outstanding or payable under the Notes Indenture; and

(ii)	procure that the person granting such Intercompany Debt enters into a subordination deed with the Facility Agent (on terms and conditions and in form and substance satisfactory to, and approved by the Majority Lenders) within ten Business Days of the granting of such Intercompany Debt and do all such acts and execute all such documents as the Facility Agent may consider necessary to give full effect to such subordination deed.

20.10	Financial Indebtedness

(a)	No member of the Restricted Group may incur or permit to be outstanding any Financial Indebtedness other than:

(i)	Financial Indebtedness owed by a member of the Restricted Group to another member of the Restricted Group; and

(ii)	Financial Indebtedness permitted under paragraphs (b), (c) and (d) below.

(b)	Except as provided in clause (d) below, no Obligor or a member of the Onshore Group which is a Restricted Subsidiary may incur or permit to be outstanding any Financial Indebtedness other than Financial Indebtedness which at the time of, and after, such incurrence or permission to be outstanding the Company is in compliance with:

(i)	Clause 19.3 (Gearing) as calculated by reference to the most recently delivered financial statements adjusted by including such Financial Indebtedness and all Consolidated Total Borrowings incurred by the Restricted Group since the date of the most recently delivered financial statements up to the proposed date of incurrence or permission to be outstanding of such Financial Indebtedness;

(ii)	Clause 19.4 (Leverage) as calculated by reference to the most recently delivered financial statements adjusted by including such Financial Indebtedness and all Consolidated Total Borrowings incurred by the Restricted Group since the date of the most recently delivered financial statements up to the proposed date of incurrence or permission to be outstanding of such Financial Indebtedness and tested against the multiple of Consolidated EBITDA applicable to the Measurement Period that is first to expire after such time; and

(iii)	Clause 19.6 (Interest cover) as calculated by reference to the most recently delivered financial statements adjusted by including the finance costs of such Financial Indebtedness and all other finance costs incurred by the Restricted Group since the date of the most recently delivered financial statements up to the proposed date of incurrence or permission to be outstanding of such Financial Indebtedness.

(c)	Except as provided in clause (d) below, no member of the Onshore Group which is a Restricted Subsidiary may incur any Financial Indebtedness other than Financial Indebtedness which at the time of, and after, such incurrence, the Company is in compliance with Clause 19.5 (Onshore Leverage) as calculated by reference to the most recently delivered financial statements adjusted by including such Financial Indebtedness and all Consolidated Total Onshore Borrowings incurred by a member of the Onshore Group which is a Restricted Subsidiary since the date of the most recently delivered financial statements up to the proposed date of incurrence or permission to be outstanding of such Financial Indebtedness.

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(d)	In addition to any Financial Indebtedness permitted to be incurred under paragraphs (a) through (c) above, members of the Restricted Group may incur Financial Indebtedness:

(i)	that refinances the Restricted Group’s existing Financial Indebtedness as of the date of this Agreement, so long as such Financial Indebtedness (i) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Financial Indebtedness being refinanced plus accrued interest, fees and expenses, premiums and make-whole payments related thereto, (ii) has a weighted average maturity (measured as of the date of such refinancing) and maturity no shorter than that of the Financial Indebtedness being refinanced, (iii) is not secured by a Security Interest on any assets other than the collateral securing the Financial Indebtedness being refinanced, (iv) the obligors of which are the same as the obligors of the Financial Indebtedness being refinanced and (v) is otherwise on terms no less favourable to the Restricted Group, taken as a whole, than those of the Financial Indebtedness being refinanced; and

(ii)	which in aggregate does not exceed US$10,000,000 or its equivalent in another currency or currencies at any time.

20.11	Mergers

(a)	No member of the Restricted Group (other than an Obligor or eHi Auto Services (Jiangsu) Co., Ltd) may enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

(b)	No Obligor may enter into any amalgamation, demerger, consolidation or corporate reconstruction other than on a solvent basis where that Obligor is the continuing or surviving entity and any payments or assets distributed as a result of such an amalgamation, demerger, consolidation or corporate reconstruction are made or to be made to another Obligor.

(c)	eHi Auto Services (Jiangsu) Co., Ltd. shall not enter into any amalgamation, demerger, consolidation or corporate reconstruction other than on a solvent basis and any payments or assets distributed as a result of such an amalgamation, demerger, consolidation or corporate reconstruction are to made or to be made to a Material Onshore Company.

20.12	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

20.13	Acquisitions

(a)	Except as provided below, no member of the Restricted Group may acquire any business, shares or other ownership interests in any other person.

(b)	Paragraph (a) above does not apply to:

(i)	any acquisitions which are consistent with or ancillary or complementary to, and necessary or desirable for the purposes of, the business of the Group; and

(ii)	which at the time of, and after, such acquisition has taken effect, the Company is in compliance with Clause 19 (Financial covenants) as calculated on the assumption that the acquisition has been made.

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20.14	Environmental matters

(a)	In this Clause 20.14 (Environmental matters):

Environmental Approval means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Restricted Group conducted on or from properties owned or used by any member of the Restricted Group.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(i)	the pollution or protection of the Environment;

(ii)	the harm to or the protection of human health;

(iii)	the conditions of the workplace; or

(iv)	the generation, handling, storage, use, release or spillage of any substance which alone or in combination with any other is capable of causing hard to the Environment including, without limitation, any waste.

(b)	Each member of the Group must:

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so would have or would be reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(c)	Each Obligor must, promptly upon becoming aware, notify the Facility Agent of:

(i)	any Environmental Claim started, or to its knowledge, threatened;

(ii)	any facts or circumstances reasonably likely to result in an Environmental Claim being started or threatened; and

(iii)	any suspension, revocation or non-renewal of any Environmental Approval.

which has or, (in the case of a claim, if it was substantiated), would be reasonably likely to or would have a Material Adverse Effect or result in any liability for a Finance Party.

20.15	Insurance

Each member of the Restricted Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

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20.16	Arm's length basis

No member of the Restricted Group may enter into any transaction with any person except on terms no worse than arm’s length terms and for fair market value other than:

(a)	any transactions between members of the Restricted Group;

(b)	any payment or distribution of dividend permitted under Clause 20.7 (Restricted Payments); and

(c)	any agreement in effect before the date of this Agreement or any amendment or modifications to such agreement as long as such amendment is not more disadvantageous to the Group.

20.17	Preservation of assets

Each member of the Restricted Group must maintain in good working order and condition (ordinary wear and tear expected) all of its assets necessary or desirable in the conduct of its business.

20.18	Taxation

Each member of the Restricted Group must pay and discharge all Taxes imposed upon it or its assets within the time period allowed under all applicable laws without incurring penalties where failure to do so has or would reasonably likely to have a Material Adverse Effect.

20.19	Treasury Transactions

No member of the Group may enter into any Treasury Transaction, other than:

(a)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of business activities of a member of the Group not for speculative purposes;

(b)	any Treasury Transaction entered into for the hedging of actual or projected real exposures related to a Facility which is not for speculative purposes; or

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures related to the Notes Indenture which is not for speculative purposes.

20.20	Anti-Bribery and Corruption

(a)	Each Obligor shall, and shall ensure that all its Subsidiaries shall:

(i)	conduct its business in compliance with all Anti-Bribery and Corruption Laws; and

(ii)	maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with all Anti-Bribery and Corruption Laws.

(b)	Each Obligor shall not, and shall ensure that none of its Subsidiaries shall directly or indirectly use the transaction proceeds for any purpose that would breach any Anti-Bribery and Corruption Laws.

20.21	Anti-Terrorism Financing Law and Anti-Money Laundering Laws

Each member of the Group shall:

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(a)	conduct its business in compliance with any Anti-Terrorism Financing Laws and any Anti- Money Laundering Laws;

(b)	not deal in, or otherwise engage in any transaction relating to, any property or interests in property that is, to the best of its knowledge after reasonable inquiry, blocked pursuant to any Anti-Terrorism Financing Law and any Anti-Money Laundering Laws; and

(c)	not engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Financing Law and any Anti-Money Laundering Laws.

20.22	No amendments to constitutional documents

Each member of the Restricted Group may not amend its articles of association or any of its constitutional documents except for any amendment which is a procedural, administrative or other similar change or where such amendment does not in any way affect materially and adversely the interest of any Finance Party under any Finance Document.

20.23	Loans or credits

(a)	Except as permitted under paragraph (b) below, each member of the Restricted Group shall not be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any loan made by a member of the Restricted Group to the Company or any other member of the Restricted Group, provided that such loans made by members of the Restricted Group that are not Obligors are subordinated to all payment obligations of any Obligor under the Finance Documents on terms satisfactory to the Majority Lenders;

(ii)	any loan made by a member of the Restricted Group to any Obligor provided that such loans are subordinated to all payment obligations of any Obligor under the Finance Documents on terms satisfactory to the Majority Lenders;

(iii)	Funded Shareholder Loans;

(iv)	any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed US$50,000,000 or its equivalent in any other currency or currencies at any time;

(v)	any loan made by a member of the Group to an employee or director of any member of the Group made in the ordinary course of business of the lending entity if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed US$2,000,000 or its equivalent in any other currency or currencies at any time; and

(vi)	any loan (not permitted under paragraphs (b)(i) to (v) (inclusive) above) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed US$15,000,000 or its equivalent in any other currency or currencies at any time.

20.24	Capital Expenditure

No member of the Restricted Group shall incur capital expenditure other than capital expenditure that is consistent with, and necessary or desirable for the purposes of, the business of the Group.

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20.25	Sanctions

No member of the Group or any Guarantor or any director or officer of it shall directly or indirectly use the proceeds of any Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any US sanctions administered by OFAC or pursuant to ISA and CISADA, or any equivalent sanctions or measures imposed by the United Nations, the European Union, Her Majesty’s Treasury or any other relevant governmental entity or sanctions authority.

20.26	Additional Guarantee

Each Obligor must:

(a)	at the end of each of the Company’s financial quarter, deliver to the Facility Agent a list of all Subsidiaries incorporated or acquired (each a New Subsidiary) (in the case of the first financial quarter to end after the date of this Agreement) since the date of this Agreement and (in the case of all subsequent financial quarters) in that financial quarter; and

(b)	ensure that each New Subsidiary (other than a New Subsidiary incorporated or established in the PRC or a New Subsidiary that is an Unrestricted Subsidiary pursuant to this Agreement) becomes a Guarantor in accordance with Clause 26.2 (Additional Guarantors) as soon as practicable and in any event by no later than 30 days after its incorporation or completion of the acquisition of that New Subsidiary.

20.27	Guarantor cover

(a)	The Company must ensure that the aggregate gross assets, EBIT and net revenue of the Guarantors contribute to at any time 90 per cent. or more of the aggregate gross assets, Consolidated EBIT and net revenue of the Group at that time.

(b)	The Company must ensure that all parties to any Funded Shareholder Loan (other than a member of the Onshore Group) shall be a Guarantor.

(c)	For the purpose of paragraph (a) above:

(i)	EBIT has the same meaning given to the term “Consolidated EBIT” except that references to “Restricted Group” in the definition of “Consolidated EBIT” shall be deemed to refer to the relevant Guarantor and its Subsidiaries;

(ii))	subject to paragraph (iii) below:

(A)	the contribution of each Guarantor will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company; and

(B)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;

(iii)	if a person becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:

(A)	the contribution of that person will be determined from its latest financial statements; and

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(B)	the financial condition of the Group will still be determined from the latest audited consolidated financial statements of the Company but will be adjusted to take into account that person becoming a member of the Group; and

(iv)	the contribution of a Guarantor will:

(A)	if it has Subsidiaries, be determined from its consolidated financial statements; and

(B)	exclude intra-group items which would be eliminated in the consolidated financial statements of the Company.

20.28	Funded Shareholder Loans

Each Obligor must ensure that the Funded Shareholder Loans:

(a)	shall not be repaid or prepaid other than in connection with the prepayment or repayment of the Loans in accordance with this Agreement; and

(b)	shall become immediately repayable or prepayable at the same time that any amount under this Agreement becomes repayable or prepayable.

20.29	Conditions Subsequent

(a)	The Company shall, by no later than 30 Business Days after the end of the Availability Period for the Initial Facility, provide evidence to the Agent (in form and substance satisfactory to it) that the Existing Financial Indebtedness outstanding as at the date of this Agreement has been repaid or prepaid in an aggregate principal amount at least equal to 50 per cent. of the Total Initial Facility Commitments (as at the date of this Agreement).

(b)	If a person has become a Greenshoe Facility Lender in accordance with Clause 2.2 (Greenshoe Facility) and a Greenshoe Facility Confirmation Notice, the Company shall, by no later than 30 Business Days after the end of the Availability Period for the Greenshoe Facility, provide evidence to the Agent (in form and substance satisfactory to it) that the Existing Financial Indebtedness outstanding as at the date of this Agreement has been repaid or prepaid in an aggregate principal amount at least equal to 50 per cent. of the Total Greenshoe Facility Commitments.

(c)	The Company shall, by no later than 30 Business Days after the end of each of:

(i)	Availability Period applicable to the Initial Facility; and

(ii)	Availability Period applicable to the Greenshoe Facility,

provide evidence to the Agent (in form and substance satisfactory to it) that the proceeds of all Loans used or to be used for the purposes set out in Clause 3.1 (Purpose) (other Clauses 3.1(c), 3.1(d) and 3.1(e)) have been used to fund the making of loans by the Company directly, or indirectly through a Subsidiary of the Company not organised under the laws of the PRC, to a member of the Onshore Group (the Funded Shareholder Loans).

21.	ACCOUNTS

21.1	Interest Reserve Account

(a)	The Interest Reserve Account shall be operated in accordance with this Clause.

(b)	The Interest Reserve Account must be denominated in US Dollars.

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(c)	If the Company or the Account Bank receives any amount for crediting to the Interest Reserve Account in a currency other than US Dollars, it must convert that amount into US Dollars (at the Facility Agent's relevant spot rate of exchange) for payment into the Interest Reserve Account as soon as practicable.

(d)	This Clause constitutes:

(i)	notice to the Initial Account Bank that, under the Account Charge, the Company has charged (by way of first fixed charge) in favour of the Security Agent all its rights in respect of all moneys (including interest) from time to time standing to the credit of the Interest Reserve Account under its name and the debts represented by it;

(ii)	) an irrevocable instruction and authorisation from the Company to the Initial Account Bank to:

(A)	disclose to the Security Agent any information relating to the Interest Reserve Account under its name requested from the Account Bank by the Security Agent;

(B)	comply with the terms of any written notice or instruction relating to the Interest Reserve Account under its name received by the Account Bank from the Security Agent;

(C)	hold all sums standing to the credit of the Interest Reserve Account under its name to the order of the Security Agent; and

(D)	pay or release any sum standing to the credit of the Interest Reserve Account under its name in accordance with the written instructions of the Facility Agent or the Security Agent; and

(iii)	acknowledgement by the Initial Account Bank of the charge so created by the Account Charge and confirmation by the Initial Account Bank that:

(A)	it has not received any prior notice of the interest of any third parties in the Interest Reserve Account (and the moneys (including interest) from time to time standing to the credit of the Interest Reserve Account and the debts represented by them); and

(B)	it shall not claim or exercise any security interest, set-off, counter-claim or other right in respect of the Interest Reserve Account.

21.2	Required Interest Reserve Account Balance

(a)	The Company shall open, before the first Utilisation Date, and maintain at all times after that date, the Interest Reserve Account.

(b)	The Company shall on the first Utilisation Date, and from time to time thereafter, deposit amounts into the Interest Reserve Account to ensure that the amount standing to the credit of the Interest Reserve Account, at any time on or after the first Utilisation Date until the date all amounts outstanding under this Agreement have been repaid or prepaid in full, is not less than the Required Interest Reserve Account Balance at that time.

(c)	The Company must not, at any time, make any withdrawal from the Interest Reserve Account unless such withdrawal is made:

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(i)	with the prior written consent of the Facility Agent (such consent not to be unreasonably withheld where no Default is continuing or would result from such withdrawal and the amount of the proposed withdrawal would not result in the balance standing to the credit of the Interest Reserve Account to fall below the Required Interest Reserve Account Balance); or

(ii)	) after the Company is no longer required to maintain the Required Interest Reserve Account Balance as provided in paragraph (b) above provided no Default is continuing or would result from such withdrawal.

(d)	The Facility Agent shall not withhold its consent for the Company’s withdrawal from the Interest Reserve Account if the withdrawal is made for the payment of interest under this Agreement, provided that:

(i)	the amounts standing to the credit of the Interest Reserve Account will not fall below the Required Interest Reserve Account Balance as a result of such withdrawal; and

(ii)	no Default is continuing or would result from such withdrawal.

21.3	Security Agent’s rights over the Interest Reserve Account during Default

(a)	If an Event of Default is continuing, the Security Agent may apply any amount standing to the credit of the Interest Reserve Account in or towards satisfying any amount outstanding under any Finance Document.

(b)	Notwithstanding any provision in this Clause, if a Default is continuing, the Security Agent may, and is irrevocably authorised to, operate the Interest Reserve Account.

(c)	The Security Agent shall notify the Account Bank if a Default has occurred and the Account Bank shall treat that notification as conclusive evidence that a Default has occurred and (until notified contrary by the Security Agent) is continuing.

21.4	Change of Account Bank

(a)	The Account Bank may be changed to another bank or financial institution if the Facility Agent so requires or agrees after consultation with the Company.

(b)	A change of Account Bank only becomes effective when the proposed new Account Bank agrees with the Finance Parties and the Company, in a manner satisfactory to the Facility Agent and the Security Agent, to fulfil the role of the Account Bank under the Finance Documents.

(c)	If there is a change of Account Bank, the amount (if any) standing to the credit of the Interest Reserve Account maintained with the old Account Bank will be transferred to the corresponding Interest Reserve Account maintained with the new Account Bank immediately upon the appointment taking effect.

(d)	The Company must take any action which the Facility Agent or the Security Agent may require to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms).

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22.	EVENTS OF DEFAULT

22.1	Events of Default

Each of the events or circumstances set out in this Clause is an Event of Default (other than Clause 22.18 (Acceleration)).

22.2	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner and at the place and in the currency in which it is expressed to be payable, unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

22.3	Material obligations

Any requirement of Clause 19 (Financial covenants), Clause 20.27 (Guarantor cover), Clause 20.29 (Conditions Subsequent) and Clause 21 (Accounts) is not satisfied.

22.4	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.2 (Non-payment) or Clause 22.3 (Material obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within three Business Days of the earlier of (i) the Facility Agent giving notice to the Company or the relevant Obligor and (ii) the Company or an Obligor becoming aware of the failure to comply.

22.5	Misrepresentation

Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.6	Cross-default

(a)	Any Financial Indebtedness of any member of the Restricted Group is not paid when due (after the expiry of any originally applicable grace period);

(b)	any Financial Indebtedness of any member of the Restricted Group is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described);

(c)	any commitment for any Financial Indebtedness of any member of the Restricted Group is cancelled or suspended by a creditor of any member of the Restricted Group as a result of an event of default (however described); or

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(d)	any creditor of any member of the Restricted Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable before its specified maturity as a result of any event of default (however described),

(e)	unless the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within all or any of paragraphs (a) to (d) above is less than US$10,000,000 or its equivalent in any other currency or currencies.

22.7	Insolvency

(a)	A member of the Group is, or is deemed or is declared for the purposes of any applicable law to be, unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.8	Insolvency proceedings

(a)	Except as provided below, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(iv)	enforcement of any Security Interest over any assets of any member of the Group; or

(v)	any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a petition for winding-up presented by a creditor which is frivolous or vexatious or which is being contested in good faith and with due diligence, and, in each case, is discharged, stayed or dismissed within 14 days of commencement.

22.9	Creditors' process

Any expropriation, attachment, sequestration, distress, execution or analogous event affects any asset or assets of a member of the Group, having an aggregate value of at least US$10,000,000 and is not discharged within 14 days.

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22.10	Cessation of business

A member of the Group ceases, or threatens to cease, to carry on all or a material part of its business except as a result of any disposal allowed under this Agreement.

22.11	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

22.12	Unlawfulness

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	The Account Charge does not create a Security Interest it purports to create.

22.13	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.14	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

22.15	Ownership of assets

All or a material part of the assets of any member of the Restricted Group are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government (de facto or de jure) and no or inadequate compensation is paid or agreed to be paid in respect thereof.

22.16	Listing

(a)	Any of the shares in the capital of the Company are suspended from trading on the New York Stock Exchange for ten or more consecutive Trading Days.

(b)	Any of the shares in the capital of the Company is not or ceases to be listed on the New York Stock Exchange.

(c)	For the purposes of this Clause, Trading Day means a day on which the New York Stock Exchange is generally open for trading of securities.

22.17	Sale of all or substantially all assets

Except as permitted under this Agreement, the disposal of all or substantially all of the assets of the Company.

22.18	Acceleration

If an Event of Default is continuing, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

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(a)	cancel all or part of the Total Commitments; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable; and/or

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, powers, authorities, discretions or remedies under the Finance Documents.

Any such notice will take effect in accordance with its terms.

23.	SECURITY

23.1	Security Agent as holder of security

Unless expressly provided to the contrary in any Finance Document, the Security Agent declares that it holds any security created by the Account Charge and the proceeds of that security on trust for the Finance Parties on the terms contained in this Agreement.

23.2	No responsibility to perfect security

The Security Agent will not be liable to any Party or any other person for any failure to perfect or protect any Security Interest created under the Account Charge including any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any Security Asset (and the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any such deed or document in its possession);

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of the Account Charge or any Security Interest created under the Account Charge;

(c)	register, file or record or otherwise protect its rights under the Account Charge (or the priority of any Security Interest created under the Account Charge) under any law or regulation or to give notice to any person of the execution of the Account Charge or the existence of any such Security Interest;

(d)	take, or to require any Obligor to take, any step to perfect its title to any Security Asset or to render any Security Interest created under the Account Charge effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(e)	require any further assurance in relation to the Account Charge.

23.3	Acceptance of title

The Security Agent may accept without enquiry, and will not be obliged to investigate, any right or title the Company may have to any Security Asset and will not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

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23.4	Certificate of non-crystallisation

The Security Agent may, at the cost and request of the Company, issue certificates of non- crystallisation.

23.5	Enforcement through Security Agent only

The Finance Parties have no independent power to enforce, and no recourse to, the Account Charge or to exercise any right, power, authority or discretion arising under the Account Charge except through the Security Agent.

23.6	Information for Security Agent

Each Finance Party and each Obligor must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions as Security Agent.

24.	DESIGNATION OF UNRESTRICTED SUBSIDIARIES

(a)	Any of the Company’s Subsidiary (and any Subsidiary of that Subsidiary) shall be an “Unrestricted Subsidiary” if:

(i)	if in each case, that Subsidiary is not a Guarantor or a party to a Funded Shareholder Loan;

(ii)	if the Company has passed a board resolution designating that Subsidiary as such; and

(iii)	to the extent that the unconsolidated aggregate gross assets, the unconsolidated aggregate EBIT (having the same meaning as “Consolidated EBIT” except that references to the “Restricted Group” in that definition of “Consolidated EBIT” shall be a reference to the relevant Subsidiary) and the unconsolidated aggregate net revenue of all Subsidiaries who have not been designated as an “Unrestricted Subsidiary” is greater than or equal to 90 per cent. of the consolidated gross assets, the consolidated EBIT (having the same meaning as “Consolidated EBIT” except that references to the “Restricted Group” in that definition of “Consolidated EBIT” shall be a reference to the Group) and consolidated net revenue of the Group.

(b)	The Company may at any time cease to designate any Subsidiary (and any Subsidiary of that Subsidiary) as an “Unrestricted Subsidiary” by passing a board resolution.

(c)	The Company shall promptly notify the Facility Agent of any designation or cessation referred to in paragraph (a) and (b) above together with:

(i)	a copy of the applicable board resolution; and

(ii)	where a designation has been made under paragraph (a)(ii) above, a certificate signed by two directors confirming that each relevant Subsidiary of the Company has become an Unrestricted Subsidiary in compliance with paragraph (a) above.

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to the other provisions of this Clause, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

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(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to:

(A)	any person where such transfer or assignment is effected:

I.	at any time on or after a notice has been given to the Company under Clause 22.18 (Acceleration); or

II.	when a Default under Clauses 22.2 (Non-payment), 22.6(a) (Cross-default), 22.6(b) (Cross-default), 22.6(c) (Cross-default), 22.7 (Insolvency), 22.8 (Insolvency proceedings), 22.9 (Creditors' process) or 22.10 (Cessation of business) has occurred and is continuing; or

(B)	any person that is not engaged in the same business as the Onshore Group in the PRC,

(in each case, the New Lender).

25.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been an Original Lender; and

(ii)	performance by the Facility Agent of all necessary "know your customer" checks or other similar checks under any applicable law or regulation in relation to such assignment to a New Lender, the completion of which the Facility Agent must notify to the Existing Lender and the New Lender promptly.

(b)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a Tax Payment or a payment relating to Increased Costs,

then the relevant Obligor need only make that Tax Payment or payment relating to Increased Costs to the same extent that it would have been obliged to pay if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms that:

(i)	the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or before the date on which the transfer or assignment becomes effective in accordance with this Agreement; and

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(ii)	) it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

Unless the Facility Agent otherwise agrees, a New Lender must on or before the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account), a fee of US$3,500.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and must continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities (including the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	) support any losses directly or indirectly incurred by the New Lender by reason of the non- performance by any Obligor of its obligations under the Finance Documents or otherwise.

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25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender by no later than three Business Days prior to the proposed transfer date. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement execute that Transfer Certificate.

(b)	The Facility Agent is only obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" checks or other similar checks under any applicable law or regulation in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender will be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents will be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender will assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	each Administrative Party, the New Lender and other Lenders will acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Administrative Party and the Existing Lender will each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender will become a Party as a Lender.

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender by no later than three Business Days prior to the proposed assignment date. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent is only obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" checks and other similar checks under any applicable law or regulation in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

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(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement;

(iii)	the New Lender will become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations;

(iv)	if the assignment relates only to part of the Existing Lender's participation in the outstanding Loans that part will be separated from the Existing Lender's participation in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt; and

(v)	the Facility Agent's execution of the Assignment Agreement as agent for the Company will constitute notice to the Company of the assignment.

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Assignment Agreement on its behalf.

(e)	Lenders may utilise procedures other than those set out in this Clause 25.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate or Assignment Agreement to Company

The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

25.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest will:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

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(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.9	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate or Assignment Agreement in accordance with this Agreement; and

(ii)	the Loan or Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and its Affiliate will participate in such Loan or Loans in the manner provided for in the notice referred to in paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

(c)	Any Affiliate nominated under this Clause 25.9 (Affiliates of Lenders) must be notified to the Facility Agent.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

26.2	Additional Guarantors

(a)	Subject to compliance with paragraph (e) below, if a Subsidiary of the Company is to become an Additional Guarantor pursuant to Clause 20.26 (Additional Guarantee), then the Company must give notice to the Facility Agent (and the Facility Agent must notify the Lenders promptly of its receipt of that notice). That Subsidiary will, subject to paragraph (b) below become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)	The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the Company that it has received the documents and other evidence referred to in paragraphs (a)(i) and (a)(ii) above.

(c)	The Facility Agent must notify the Company and the other Finance Parties as soon as reasonably practicable after being satisfied that it has received all of the documents and other evidence referred to in paragraph (a)(ii) above in form and substance satisfactory to it.

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(d)	Except to the extent that the Majority Lenders notify the Facility Agent to the contrary before the Facility Agent gives the notification described in paragraph (b) above, each Lender authorises (but does not require) the Facility Agent to give that notification. The Facility Agent will not be liable for any cost, loss or liability whatsoever any person incurs as a result of the Facility Agent giving any such notification.

(e)	If the accession of an Additional Guarantor requires any Finance Party or prospective new Lender to carry out "know your customer" checks or other similar checks under any applicable law or regulation in circumstances where the necessary information is not already available to it, the Company must, promptly on request by any Finance Party, supply, or procure the supply of any documentation or other evidence reasonably requested by that Finance Party (whether for itself, or, on behalf of any other Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of those checks.

26.3	Repetition of representations

Delivery of an Accession Letter to the Facility Agent constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.4	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company or any Guarantor who is a party to a Funded Shareholder Loan) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent must accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no amount owed by that Guarantor under this Agreement is outstanding;

(ii)	no Default is continuing (including no breach of Clause 20.27 (Guarantor cover)) or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case and provided such evidence in form and substance satisfactory to the Facility Agent); and

(iii)	all the Lenders have consented to the Company's request.

(c)	The Guarantor will cease to be a Guarantor when the Facility Agent gives the notification to the Company referred to in paragraph (b) above.

27.	ROLE OF THE ADMINISTRATIVE PARTIES AND THE REFERENCE BANKS

27.1	The Facility Agent and the Security Agent

(a)	Each other Finance Party appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises each Agent to:

(i)	perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions; and

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(ii)	enter into and deliver each Finance Document expressed to be entered into by that Agent.

(c)	Without prejudice to the generality of paragraph (b) above, each Finance Party:

(i)	confirms its approval of each Account Charge; and

(ii)	authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to enter into and enforce the Account Charge as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

27.2	Instructions

(a)	Each Agent:

(i)	must exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if a Finance Document stipulates the matter is an all Lender decision;

(B)	the relevant Finance Party or group of Finance Parties if a Finance Document stipulates the matter is a decision for that Finance Party or group of Finance Parties; and

(C)	in all other cases, the Majority Lenders; and

(ii)	will not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with paragraph (i) above.

(b)	Each Agent may request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates that the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and it may refrain from acting unless and until it receives any instructions or clarification that it has requested.

(c)	Except in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to an Agent by the Majority Lenders will override any conflicting instructions given by any other Party or Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above does not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the relevant Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the relevant Agent's own position in its personal capacity as opposed to its role of Agent; or

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any Finance Document.

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(e)	If giving effect to instructions given by the Majority Lenders would (in the relevant Agent's opinion) have an effect equivalent to an amendment or waiver referred to in Clause 36 (Amendments and waivers), the relevant Agent will not act in accordance with those instructions unless it obtains consent to do so from each Party whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent must do so having regard to the interests of all the Finance Parties.

(g)	An Agent may refrain from acting in accordance with the instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 27.2 (Instructions), in the absence of instructions an Agent may act (or refrain from taking any action) as it considers to be in the best interests of all the Finance Parties (in the case of the Facility Agent) and as it considers to be appropriate (in the case of the Security Agent).

(i)	No Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document unless the proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Account Charge; or

(ii)	the enforcement of the Account Charge.

27.3	Duties of the Agents

(a)	The duties, obligations and responsibilities of each Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, each Agent must promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) above does not apply to any Transfer Certificate or to any Assignment Agreement.

(d)	No Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If an Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it must promptly notify the other Finance Parties.

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(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Administrative Party) under this Agreement, it must promptly notify the other Finance Parties.

(g)	The Facility Agent must keep a record of all Parties and supply any other Party with a copy of the record on request. The record will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

(h)	Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely mechanical and administrative in nature.

(i)	Each Agent has only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is a party (and no others will be implied).

27.4	Role of an Arranger

Except as specifically provided in the Finance Documents, each Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Documents makes:

(i)	an Administrative Party (other than the Security Agent) a trustee or fiduciary of any other person; or

(ii)	the Security Agent an agent, trustee or fiduciary of any Obligor.

(b)	No Administrative Party will be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

(a)	Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or its related entities.

(b)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(c)	Each Administrative Party may carry on any business with any member of the Group or its related entities (including acting as an agent or a trustee in connection with any other financing).

27.7	Rights and discretions

(a)	Each Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

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(A)	any instructions it receives from the Majority Lenders, any Finance Party or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	without prejudice to the generality of paragraph (ii) above, rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that the person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as Agent), that:

(i)	no Default has occurred (unless, in the case of the Facility Agent, it has actual knowledge of a Default arising under Clause 22.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors, experts or other professional advisers selected by it (including those representing a Party other than that Agent).

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to that Agent (and so separate from any lawyers instructed by the Lenders) if that Agent, in its reasonable opinion, deems this to be necessary.

(e)	Each Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by that Agent or by any other Party) and will not be liable for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of that Agent so relying.

(f)	Each Administrative Party may act in relation to the Finance Documents through its officers and agents.

(g)	Except where a Finance Document, specifically provides otherwise, each Agent may disclose to any other Party any information it reasonably believes it has received as Agent under the Finance Document.

(h)	Notwithstanding any other provision of any Finance Document to the contrary:

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(i)	no Administrative Party is obliged to do or omit to do anything (including disclosing any information) if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or a duty of confidentiality or be otherwise actionable by any person, and

(ii)	an Administrative Party may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of those funds or adequate indemnity against, or security for, that risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

(a)	No Administrative Party is responsible or liable for:

(i)	the adequacy, accuracy or completeness of any statement or information (whether oral or written) made, given or supplied by any person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(ii)	the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(iii)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

(b)	Except as provided above, no Agent has any duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

27.9	No duty to monitor

No Agent is obliged to monitor or enquire as to:

(a)	whether a Default has occurred;

(b)	the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

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27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of any Administrative Party or any Receiver or Delegate), no Administrative Party, Receiver or Delegate will be liable (whether in contract, tort or otherwise) for:

(i)	any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of the Administrative Party, Receiver or Delegate taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence, wilful default or fraud;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into or made under or in connection with, or executed in anticipation of, any Finance Document, other than by reason of its gross negligence, wilful default or fraud; or

(iii)	without prejudice to the generality of paragraphs (i), (ii) above, any cost, loss or liability whatsoever any person incurs or any diminution in value (whether caused by the Administrative Party's, Receiver's or Delegate's negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on fraud of the Administrative Party, Receiver or Delegate) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) any such cost, loss, liability or diminution in value arising as a result of:

I.	nationalisation, expropriation or other governmental action;

II.	any regulation, currency restriction, devaluation or fluctuation;

III.	market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event);

IV.	breakdown, failure or malfunction of any third party transport, telecommunications, computer services or other systems;

V.	any natural disaster or act of God;

VI.	war, terrorism, insurrection or revolution; or

VII.	any strike or industrial action.

(b)	No Party (other than the relevant Administrative Party, Receiver or Delegate) may take any proceedings against any officer, employee or agent of an Administrative Party, a Receiver or a Delegate in respect of any claim it might have against that Administrative Party, Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

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(c)	No Agent, Receiver or Delegate will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent, Receiver or Delegate if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	(i)	Nothing in this Agreement obliges any Administrative Party to

(A)	perform any "know your customer" checks or other similar checks in relation to the identity of any person; or

(B)	check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any "know your customer" checks or other similar checks, it is required to carry out and that it may not rely on any statement in relation to those checks made by any Administrative Party.

(e)	Without prejudice to any other provision of any Finance Document excluding or limiting the liability of any Administrative Party, Receiver or Delegate, any liability of an Administrative Party, a Receiver or a Delegate arising under or in connection with any Finance Document is limited to the amount of actual loss suffered (as determined by reference to the date of that Administrative Party's, Receiver's or Delegate's default or, if later, the date on which the loss arises as a result of the default) but without reference to any special conditions or circumstances known to that Administrative Party, Receiver or Delegate at any time which increase the amount of that loss. In no event will an Administrative Party, a Receiver or a Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not that Administrative Party, Receiver or Delegate was advised of the possibility of such loss or damages.

27.11	Lenders' indemnity to the Agents

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately before their reduction to zero) indemnify each Agent, Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Agent, Receiver or Delegate (other than by reason of that Agent's, Receiver's or Delegate's gross negligence, wilful default or fraud) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to payment systems), notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Facility Agent) in acting as Agent, Receiver or Delegate under the Finance Documents (unless the Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company must immediately on demand reimburse any Lender for any payment that Lender makes to an Agent under paragraph (a) above.

(c)	Paragraph (b) above does not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of an Agent to an Obligor.

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27.12	Resignation of the Agents

(a)	An Agent may resign and appoint one of its Affiliates, acting through an office in Hong Kong, as successor Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, an Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the other Finance Parties and the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the other Finance Parties and the Company) may appoint a successor Agent, acting through an office in Hong Kong.

(d)	If an Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and that Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement or any other Finance Document as Agent) agree with the proposed successor Agent amendments to this Clause and any other term of this Agreement or any other Finance Document dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to any facility or security agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent must:

(i)	make available to the successor Agent any documents and records and provide any assistance the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent.

(f)	The Company must, on demand by the retiring Agent, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(g)	The Facility Agent's resignation will only take effect on the appointment of a successor.

(h)	The Security Agent's resignation will only take effect on:

(i)	the appointment of a successor; and

(ii)	the transfer to that successor of the Security Interests granted to the Security Agent.

(i)	When its resignation takes effect:

(i)	the retiring Agent will be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but will remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause; and

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(ii)	the Company must immediately pay to the retiring Agent any facility or security agency fees that have accrued for the account of the retiring Agent and no further agency fees will accrue for the account of the retiring Agent.

(j)	The resignation of an Agent and the appointment of any successor Agent will both become effective only when:

(i)	the successor Agent notifies all the Parties that it accepts its appointment; and

(ii)	the successor Agent confirms that the rights under the Finance Documents (and any related documentation) have been transferred or assigned to it.

On giving the above notification the successor Agent will succeed to the position of an Agent and the term Agent will mean the successor Agent.

(k)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign under paragraph (b) above. In this event, that Agent must resign in accordance with paragraph (b) above.

(l)	After consultation with the Company, the Majority Lenders may, by giving notice to the Facility Agent and the other Parties, replace the Facility Agent with effect on and from the date specified in the notice by appointing a successor Facility Agent (acting through an officer in Hong Kong) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

(m)	An Obligor must, at its own cost, take any action and enter into and deliver any document which is required by the Security Agent to ensure that the Account Charge provides for effective and perfected Security Interests in favour of any successor Security Agent.

27.13	Confidentiality

(a)	In acting as the agent or trustee for the Finance Parties, an Agent will be regarded as acting through its agency division which will be treated as a separate entity from any other of its divisions or departments.

(b)	If information is (in the opinion of an Agent) received by another division or department of that Agent, it may be treated as confidential to that division or department and that Agent will not be deemed to have notice of it.

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(c)	No Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

27.14	Relationship with the Lenders

(a)	The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.

(i)	Any such notice:

(A)	must contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under this Agreement) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made); and

(B)	will be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), and department or officer by that Lender for the purposes of the Finance Documents.

(ii)	The Facility Agent is entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Parties that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.17	Agent's management time

If an Agent requires, any amount payable to an Agent by any Party under any indemnity or in respect of any costs or expenses incurred by it under the Finance Documents after the date of this Agreement will include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to it under any other term of the Finance Documents.

27.18	Deduction from amounts payable by an Agent

If any Party owes an amount to an Agent under the Finance Documents, that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply that amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party will be regarded as having received the amount so deducted.

27.19	Notice period

Where this Agreement specifies a minimum period of notice to be given to an Agent, that Agent may, at its discretion, accept a shorter notice period.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

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29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under a Finance Document then:

(a)	the Recovering Finance Party must, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent must determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have received had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party must, as soon as reasonably practicable, pay to the Facility Agent an amount (the Sharing Payment) equal to that receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Facility Agent must treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights

(a)	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments) the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor will owe the Recovering Finance Party a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party must, on request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount);

(b)	at the time of the request by the Facility Agent under paragraph (a) above, the Sharing Finance Party will be subrogated to the rights of the Recovering Finance Party in respect of the relevant Redistributed Amount; and

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(c)	if and to the extent that the Sharing Finance Party is not able to rely on its rights under paragraph (b) above as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause will not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Facility Agent

(a)	On each date on which a Party is required to make a payment to the Facility Agent under a Finance Document, that Party must make the payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Unless a Finance Document specifies that payments under it are to be made in another manner, all payments must be made to such account in New York with such bank as the Facility Agent specifies.

30.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided in this Clause, be paid by the Facility Agent to the Party entitled to receive payment in accordance with this Agreement as soon as practicable after receipt (in the case of a Lender, for the account of its Facility Office), to such account in New York with such bank as that Party may notify to the Facility Agent by not less than five Business Days' notice.

30.3	Distributions to an Obligor

The Facility Agent may (with the consent of an Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (as soon as reasonably practicable after receipt) of any amount due from that Obligor under the Finance Documents. For this purpose the Facility Agent may apply the received sum in or towards the purchase of any amount of any currency to be paid.

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30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent has not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent must on demand refund that amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Company before receiving funds from the Lenders, then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i)	the Company must on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company must on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent must apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Administrative Parties, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal sum due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents will be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

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30.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day will be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Unless a Finance Document specifies otherwise, the US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes must be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars will be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country will be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another will be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise reflect the change in currency.

30.10	Disruption to payment systems

(a)	If the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(i)	the Facility Agent may, and must if requested to do so by the Company, consult with the Company for a period of not more than five days with a view to agreeing with the Company such changes to the operation or administration of each Facility (changes) as the Facility Agent may decide are necessary in the circumstances;

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(ii)	the Facility Agent is not obliged to consult with the Company in relation to any changes if, in its opinion, it is not practicable to do so in the circumstances and, in any event, has no obligation to agree to any changes; and

(iii)	the Facility Agent may consult with the Finance Parties in relation to any changes but is not obliged to do so if, in its opinion, it is not practicable to do so in the circumstances.

(b)	Any agreement between the Facility Agent and the Company will (whether or not it is finally determined that a Disruption Event has occurred) be binding on the Parties as an amendment to (or, as the case may be, a waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and waivers).

(c)	Notwithstanding any other provision of this Agreement, the Facility Agent will not be liable for any damages, costs or losses (whether arising in contract, tort or otherwise and whether caused by the Facility Agent's negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Facility Agent) arising as a result of it taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10 (Disruption to payment systems).

(d)	The Facility Agent must notify the Finance Parties of all changes agreed pursuant to paragraph (b) above.

30.11	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the person to whom the payment is to be made (or, if that person is a Finance Party, the Facility Agent).

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents must be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

(a)	Except as provided below, the contact details of each Party for any communication to be made or delivered under or in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, The People’s Republic of China

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Fax number:	+86 21 5489 1121
E-mail:	colin.sung@ehi.com.cn
Attention:	Colin Sung, Chief Financial Officer

(c)	The contact details of each Agent for this purpose are:

Address:	Level 52, International Commerce Centre
1 Austin Road West
Kowloon, Hong Kong
Fax number:	+852 2203 7320
E-mail:	Loanagency.hkcsg@list.db.com
Attention:	Issuer Services, Corporate Trust

(d)	Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

32.3	Delivery

(a)	Except as provided below, any communication made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent.

(c)	All communications from or to an Obligor must be sent through the Facility Agent.

(d)	All communications from or to an Obligor (other than the Company) must be sent through the Company.

(e)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under or in connection with the Finance Documents;

(ii)	to exercise any rights or discretions on its behalf under the Finance Documents;

(iii)	to supply all information concerning itself to any Finance Party; and

(iv)	to sign all documents on its behalf under or in connection with the Finance Documents.

(f)	Any communication made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(g)	Each Finance Party may assume that any communication made by the Company (or by the Company on behalf of an Obligor) is made with the consent of each other Obligor.

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(h)	Any communication which would otherwise become effective on a non-working day or after business hours in the place of receipt will be deemed only to become effective on the next working day in that place.

(i)	Any communication made or forwarded by the Facility Agent under the Finance Documents must be copied to the Original Mandated Lead Arranger and Bookrunner.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an Obligor’s contact details or a change of an Obligor’s contact details, the Facility Agent must notify the other Parties (other than the Obligors).

32.5	Electronic communication

(a)	Any communication to be made between any of the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website), if the relevant Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them.

(b)	Any electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two parties agree that, unless and until notified to the contrary, this is an accepted form of communication.

(c)	For the purposes of the Finance Documents, an electronic communication will be treated as being in writing.

(d)	Any electronic communication as specified in paragraph (a) above made between the Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to an Agent only if it is addressed in such a manner as that Agent may specify for this purpose.

(e)	Any electronic communication which would otherwise become effective on a non-working day or after business hours in the place in which the Party to whom the relevant communication is sent or made available has its address for the purposes of this Agreement will be deemed only to become effective on the next working day in that place.

(f)	Any reference in a Finance Document to a communication being sent or received will be construed to include that communication being made available in accordance with this Clause 32.5 (Electronic communication).

32.6	English language

(a)	Any communication made under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

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(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count conventions

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Except as provided in this Clause, any term of or any right or remedy under the Finance Documents may be amended or waived only with the consent of the Company and the Majority Lenders and any such amendment or waiver will be binding on all the Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause. The Facility Agent must notify the other Parties promptly of any amendment or waiver effected by it under this paragraph.

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(c)	Each Obligor agrees to any amendment or waiver permitted by this Clause which is agreed to by the Company.

36.2	Split voting

A Lender may by notice to the Facility Agent divide its Loans or Commitment into separate amounts to reflect participations or similar arrangements and for the purposes solely of counting towards any decision or vote by that Lender require those separate amounts to be counted separately in that decision or vote for the purpose of this Agreement.

36.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to or for the account of a Lender under the Finance Documents other than a waiver or amendment of (or relating to) Clauses 7.3 (Mandatory prepayment – disposals);

(iii)	a release of the Account Charge other than in accordance with the terms of the Finance Documents;

(iv)	the manner in which the proceeds of enforcement of the Account Charge are distributed;

(v)	a reduction in the Margin or a reduction in the amount or change in currency of any payment of principal, interest, fee or other amount payable to or for the account of a Lender under the Finance Documents;

(vi)	an increase in, or an extension of, any Commitment or the Total Commitments or an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(vii)	a release of an Obligor other than in accordance with the terms of this Agreement;

(viii)	any provision of a Finance Document which expressly requires the consent of all the Lenders;

(ix)	Clause 2.3 (Finance Parties' rights and obligations), Clause 7.2 (Change of control), Clause 40 (Governing law), Clause 41.1 (Jurisdiction) or this Clause; or

(x)	the nature or scope of the guarantee and indemnity granted under Clause 16 (Guarantee and indemnity),

may not be made without the prior consent of all the Lenders.

36.4	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(b)	Notwithstanding paragraph (a) above, a Fee Letter may be amended or waived with the agreement of each Administrative Party that is a party to that Fee Letter and the Company.

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37.	DISCLOSURE OF INFORMATION

37.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party considers appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as an Administrative Party and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange, listing authority or similar body, or pursuant to any applicable law or regulation;

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(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interests (or may do so) pursuant to Clause 25.8 (Security over Lenders' rights);

(viii)	who is a Party or a member of the Group; or

(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party considers appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there is no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no requirement to inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors and any insurer or insurance broker of, or any direct or indirect provider of credit protection to, any Finance Party, any of its Affiliates, related funds, head office or other branch or representative office.

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37.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, a Facility and/or one or more Obligors the following information:

(i)	the names of Obligors;

(ii)	the country of domicile of Obligors;

(iii)	the place of incorporation of Obligors;

(iv)	the date of this Agreement;

(v)	the governing law of this Agreement;

(vi)	the names of the Facility Agent and any Arranger;

(vii)	the date of each amendment and restatement of this Agreement;

(viii)	the amount and name of each Facility (and any tranches);

(ix)	the amount of the Total Commitments;

(x)	the currencies of each Facility;

(xi)	the type of each Facility;

(xii)	the ranking of each Facility;

(xiii)	the Termination Date for each Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, each Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent must notify the Company and the other Finance Parties promptly of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, each Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, each Facility and/or one or more Obligors by such numbering service provider.

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37.4	Entire agreement

This Clause:

(a)	constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information; and

(b)	supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause.

37.7	Continuing obligations

The obligations in this Clause are continuing and, in particular, will survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	CONFIDENTIALITY OF QUOTATIONS AND RATES

38.1	Confidentiality and disclosure

(a)	The Facility Agent and each Obligor agree to keep any rate notified by a Lender under Clause 10.2 (Market disruption) (and in the case of the Facility Agent, and any quotation supplied to the Facility Agent by a Reference Bank) confidential and not to disclose it to any person, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

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(i)	any rate notified by a Lender under Clause 10.2 (Market disruption) (but not, for the avoidance of doubt, any rate supplied by a Reference Bank) to the Company pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)	any rate notified by a Lender under Clause 10.2 (Market disruption) or any rate supplied by a Reference Bank to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any rate notified by a Lender under Clause 10.2 (Market disruption) or any rate supplied by a Reference Bank, and each Obligor may disclose any rate notified by a Lender under Clause 10.2 (Market disruption), to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there is no requirement to so inform the recipient if the recipient is subject to professional obligations to maintain the confidentiality of that rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there is no requirement to so inform the recipient if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there is no requirement to so inform the recipient if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Facility Agent's obligations in this Clause 38.1 (Confidentiality and disclosure) relating to any rate supplied to the Facility Agent by a Reference Bank are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent must not include the details of any individual any rate supplied to the Facility Agent by a Reference Bank as part of any such notification.

38.2	Related obligations

(a)	The Facility Agent and each Obligor acknowledge that each rate notified by a Lender under Clause 10.2 (Market disruption) and each rate supplied by a Reference Bank is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any rate notified by a Lender under Clause 10.2 (Market disruption) or, in the case of the Facility Agent, any rate supplied by a Reference Bank for any unlawful purpose.

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(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	on becoming aware that any information has been disclosed in breach of this Clause.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)	Unless specifically provided in another Finance Document in relation to that Finance Document, the Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document) (a Dispute).

(b)	The Parties agree that the Hong Kong courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 41.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, to the extent allowed by law:

(i)	no Finance Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and

(ii)	the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(i)	irrevocably appoints eHi Auto Services (Hong Kong) Holding Limited (一嗨汽車服務(香 港)控股有限公司) of Room 1903, 19/F Lee Garden One, 33 Hysan Avenue, Causeway Bay as its agent under the Finance Documents for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

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(b)	If any person appointed as process agent under this Clause 41.2 (Service of process) is unable for any reason so to act, the Company (on behalf of all the Obligors) must immediately (and in any event within 10 days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

41.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

ORIGINAL PARTIES

Original Guarantor	Jurisdiction	Registration number or equivalent
Brave Passion Limited	British Virgin Islands	1876022
eHi Auto Services (Hong Kong) Holding Limited 一嗨汽車服務(香港)控股有限公司	Hong Kong	1479932
L&L Financial Leasing Holding Limited	Hong Kong	1981199

Original Lender	Initial Facility Commitments (US$)
Mandated Lead Arranger and Bookrunner
East West Bank	30,000,000
Deutsche Bank AG, Singapore Branch	20,000,000
Mandated Lead Arranger
China CITIC Bank International Limited	20,000,000
Shanghai Pudong Development Bank Xuhui Sub- branch	20,000,000
Lead Arranger
CTBC Bank Co., Ltd.	10,000,000
China Merchants Bank Shanghai Nan Xi Sub-Branch	10,000,000

Total Initial Facility Commitments	110,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Corporate documentation

(a)	A copy of the constitutional documents and statutory registers of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of a shareholder resolution of each Guarantor approving the terms of, and the transactions contemplated by, the Finance Documents to which that Obligor is a party and resolving that that Obligor execute the Finance Documents to which that Obligor is a party.

(d)	A Director's Certificate for each Original Obligor substantially in the form of Part 3 of this Schedule.

(e)	A copy of a certificate of incumbency of the Company issued by its registered officer provider in the Cayman Islands.

(f)	A copy of certificate of incumbency of Brave Passion Limited issued by its registered agent in the British Virgin Islands.

(g)	A copy of a certificate of good standing of the Company issued by the Registrar of Companies in the Cayman Islands.

(h)	A copy of a certificate of good standing of Brave Passion Limited issued by the Registrar of Corporate Affairs in the British Virgin Islands.

2.	Legal opinions

(a)	A legal opinion of Allen & Overy, legal advisers in Hong Kong to the Original Mandated Lead Arranger and Bookrunner and the Facility Agent substantially in the form distributed to the Original Lenders before signing this Agreement, and addressed to the Finance Parties at the date of that opinion.

(b)	A legal opinion of Walkers, legal advisers in the Cayman Islands to the Original Mandated Lead Arranger and Bookrunner and the Facility Agent substantially in the form distributed to the Original Lenders before signing this Agreement, and addressed to the Finance Parties at the date of that opinion.

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(c)	A legal opinion of Walkers, legal advisers in the British Virgin Islands to the Original Mandated Lead Arranger and Bookrunner and the Facility Agent substantially in the form distributed to the Original Lenders before signing this Agreement, and addressed to the Finance Parties at the date of that opinion.

3.	Finance Documents

(a)	The following Finance Documents each entered into by parties to it:

(i)	this Agreement;

(ii)	the Account Charge; and

(iii)	each Fee Letter.

(b)	A copy of all notices required to be sent under the Account Charge executed by the Company and acknowledged by the relevant addressees.

4.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	Evidence that all fees, costs and expenses then due and payable from the Company under or in connection with the Finance Documents (including all stamp, registration, notarial or similar Taxes or fees (if any) which is required to be paid on or in relation to the Account Charge) have been or will be paid by the first Utilisation Date.

(c)	Original Financial Statements and the management accounts of each Guarantor for the financial half-year ending on 30 June 2016.

(d)	A copy of the Existing Notes Indenture.

(e)	Evidence that the Interest Reserve Account has been established and maintained with the Initial Account Bank.

(f)	A copy of a group structure chart showing the name, jurisdiction of incorporation of each member of the Group and all ownership interests as at the date of this Agreement.

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PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	Corporate documentation

(a)	An Accession Letter, duly executed by the Additional Guarantor and the Company.

(b)	A copy of the constitutional documents and statutory registers of the Additional Guarantor.

(c)	A copy of a resolution of the board of directors of the Additional Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

(d)	A Director's Certificate for the Additional Guarantor substantially in the form of Part 3 of this Schedule.

2.	Legal opinions

A legal opinion of Allen & Overy, legal advisers in Hong Kong to the Facility Agent substantially in the form distributed to the Lenders at the date of the Accession Letter, before signing the Accession Letter, and addressed to the Finance Parties at the date of that opinion.

3.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

(b)	If available, a copy of the latest audited accounts of the Additional Guarantor.

(c)	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Letter have been paid.

(d)	Evidence that the Facility Agent has carried out and is satisfied with the results of all “know your customer” checks on the proposed Additional Guarantor.

(e)	If the proposed Additional Guarantor is incorporated in a jurisdiction other than Hong Kong, evidence that the process agent specified in Clause 41.2 (Service of process), if not a Guarantor, has accepted its appointment in relation to the proposed Additional Guarantor.

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PART 3

FORM OF DIRECTOR'S CERTIFICATE

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent and to each Finance Party

eHi Car Services Limited – Up to US$150,000,000 [Credit Agreement]/[Accession Agreement]
dated [        ], 2016 (the Agreement)

I refer to the Agreement. Terms defined in the Agreement have, unless defined in this certificate, the same meaning when used in this certificate.

I am a director of [       ] (the Company). I am authorised to give this certificate and certify as follows:

1.	Each [original] and copy document delivered by the Company to the Facility Agent under Schedule 2 (Conditions precedent) to the Agreement (including the documents listed below and attached to this certificate) is true, complete and in full force and effect on the date of this certificate:

(a)	the Memorandum and Articles of Association of the Company;

(b)	the Certificate of Incorporation of the Company;

(c)	the business registration certificate of the Company;

(d)	the minutes of a meeting of the Board of Directors of the Company held on [ ];

(e)	the Original Financial Statements; and

(f)	the Existing Notes Indenture.

2.	Neither the entry into of the Finance Documents by the Company, nor the exercise by it of its rights or performance of its obligations under the Finance Documents will breach:

(a)	any borrowing or other power or restriction binding on the Company [or any member of the Group] under its [memorandum or articles of association]; or

(b)	the terms of the Notes Indenture.

3.	Each resolution adopted at the meeting referred to above is in full force and effect without modification.

4.	The resolutions constitute all corporate action necessary on the part of the Company to:

(a)	approve the terms of and transactions contemplated by the Finance Documents; and

(b)	authorise the signing of, any communications and/or other action under or in connection with, the Finance Documents.

5.	The following is a complete list of all persons who are directors of the Company as at the date of this Certificate and who were Directors on the date of the meeting referred to above.

[             ]

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6.	Each person listed below:

(a)	occupies the position stated against his name (and occupied that position on the date each Finance Document was signed by him);

(b)	is the person duly authorised in the minutes to sign the Finance Documents (and any other document in connection with the Finance Documents) on behalf of the Company; and

(c)	has his true signature appearing opposite his name.

Name	Position	Specimen Signature

7.	Unless disclosed to the Facility Agent in writing, the Company has not created any Security Interests which are subsisting at the date of this Certificate.

8.	Unless we notify you to the contrary in writing, you may assume that this Certificate remains true and correct [up until the date of the first Utilisation by the Company under the Agreement].[1]

9.	At the date of this certificate, the Company is solvent.]

For

[             ]

Director

[1]	Include if the Obligor to which the certificate relates is a borrower.

119

SCHEDULE 3

FORMS OF REQUEST

PART 1

FORM OF UTILISATION REQUEST

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent

From:	eHi Car Services Limited

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement
dated [        ] 2016 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Faciliy: [Initial Facility]/[Greenshoe Facility];

(b)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day);

(c)	Amount: [ ] or, if less, the Available Facility; and

(d)	Interest Period: [ ].

3.	We confirm that each condition precedent under the Agreement which is required to be satisfied on the date of this Utilisation Request is satisfied.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

By:

[COMPANY]

120

PART 2

FORM OF SELECTION NOTICE

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent

From:	[eHi Car Services Limited]

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement
dated [         ] 2016 (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] with an Interest Period ending on [ ].*

3.	We request that the next Interest Period for the above Loan[s] is [ ].

4.	We confirm that each condition precedent under the Agreement which is required to be satisfied on the date of this Selection Notice is satisfied.

5.	This Selection Notice is irrevocable.

By:

[COMPANY]

*	Insert details of all Loans which have an Interest Period ending on the same date.
121

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement
dated [         ] 2016 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Transfer Certificate contained in the Agreement.

5.	[The New Lender confirms that it is not engaged in the same business as the Onshore Group in the PRC. ]*

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by Hong Kong law.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Only necessary if assignment is being effected pursuant to Clause 25.1(b)(B) (Changes to the Lenders).

122

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [         ].

[AGENT]

as Facility Agent for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

By:

123

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent and the Company for and on behalf of each Obligor

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement dated [ ] 2016 (the Agreement)

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

1.	In accordance with the terms of the Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in the Schedule;

(b)	to the extent the obligations referred to in paragraph (c) below are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Agreement specified in the Schedule;

(c)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Agreement specified in the Schedule; and

(d)	the New Lender becomes a Lender under the Agreement and is bound by the terms of the Agreement as a Lender.

2.	The proposed Transfer Date is [ ].

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Assignment Agreement contained in the Agreement.

4.	[The New Lender confirms that it is not engaged in the same business as the Onshore Group in the PRC.]*

5.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

6.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

7.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Assignment Agreement.

8.	This Assignment Agreement is governed by Hong Kong law.

*	Only necessary if assignment is being effected pursuant to Clause 25.1(b)(B) (Changes to the Lenders).

124

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities. An assignment may give rise to stamp duty or transfer tax issues.

125

THE SCHEDULE

Rights and obligations to be transferred by assignment, assumption and release

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]
By:	By:

The Transfer Date is confirmed by the Facility Agent as [     ].

[AGENT]

as Facility Agent, for and on behalf of
each of the parties to the Agreement
(other than the Existing Lender and
the New Lender)

By:

126

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent

From:	eHi Car Services Limited and [PROPOSED GUARANTOR]

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement

dated [              ] 2016 (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Name of company] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor. [Name of company] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Name of company], administrative details are as follows: [ ].

4.	This Accession Letter is intended to take effect as a deed.

5.	This Accession Letter is governed by Hong Kong law.

[COMPANY]

By:
EXECUTED and DELIVERED as a deed by	)
[NAME OF COMPANY]	)
signed by	)
[either (i) two directors or (ii) one director and the company secretary or (iii) the sole director]	)
)
in the presence of:	)

Witness signature:
Witness name:
Witness address:

Or

[Use this if the relevant Chargor is a foreign company without a common seal.]

SIGNED, SEALED and DELIVERED as a deed by acting for and on behalf of [NAME OF COMPANY]	) ) ) ) )

in the presence of:	)

Witness signature:
Witness name:
Witness address:

127

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent

From:	eHi Car Services Limited and [RESIGNING OBLIGOR]

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement dated [ ] 2016 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	We request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request;

(b)	as at the date of this Resignation Letter no amounts owing by [resigning Obligor] under the Finance Documents are outstanding; and

(c)	[ ].

4.	This Resignation Letter is governed by Hong Kong law.

[COMPANY]	[RESIGNING OBLIGOR]

By:	By:

The Facility Agent confirms that this resignation takes effect on [          ].

[AGENT]

By:

[

128

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[Deutsche Bank AG, Hong Kong Branch] as Facility Agent

From:	eHi Car Services Limited

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement dated [ ] 2016 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date or for the Measurement Period] for the period ending on that date:

(a)	Consolidated Tangible Net Worth is [ ];

(b)	Consolidated Total Borrowings are [ ]; therefore, Consolidated Total Borrowings are [ ] per cent. of Consolidated Total Equity;

(c)	Consolidated EBITDA was [ ] and Consolidated Total Borrowings are [ ]; therefore, Consolidated Total Borrowings are [ ] x Consolidated EBITDA;

(d)	Consolidated Total Onshore Borrowings are [ ], therefore Consolidated Total Onshore Borrowings are [ ] x Consolidated EBITDA

(e)	Consolidated EBITDA was [ ] and Consolidated Finance Costs were [ ]; therefore, the ratio of Consolidated EBITDA to Consolidated Finance Costs was [ ] to 1;

(f)	the aggregate gross assets, EBIT, and net revenue of the Guarantors constitute, respectively, [ ] per cent., [ ] per cent., and [ ] per cent. of the total gross assets, EBIT and net revenue of the Group; and

(g)	Consolidated Net Income is [ ].

3.	[We set out below calculations establishing the figures in paragraph 2 above:

[ ].]

4.	[We confirm that as at [relevant testing date] [no Default is continuing]/[the following Default[s] [is/are] continuing and the following steps are being taken to remedy [it/them]:

[ ]].]

[COMPANY]

By:

129

SCHEDULE 9

EXISTING FINANCIAL INDEBTEDNESS

130

SCHEDULE 10

EXISTING SECURITY

131

SCHEDULE 11

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	5:00 p.m. five Business Days before the Utilisation Date.

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	5:00 p.m. on the later of: (a) the date which is three Business Days before the Utilisation Date; and (b) the date on which the Facility Agent receives the Utilisation Request.

LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time)

132

SCHEDULE 12

FORM OF GREENSHOE FACILITY NOTICE

To:	eHi Car Services Limited

[FACILITY AGENT] as Facility Agent

From:	Deutsche Bank AG, Singapore Branch (in its capacity as the Original Mandated Lead Arranger and Bookrunner)

Date:	[●]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement dated [ ] 2016 (the Agreement)

1.	We refer to the Agreement. This is a Greenshoe Facility Notice.

2.	As at the date of this notice, the following Lenders intend to make available to the Company the Greenshoe Facility in the Greenshoe Facility Commitments set opposite each of their names below:

Lenders	Greenshoe Facility Commitments (US$)

[●]	[●]

[●]	[●]

Total:

Deutsche Bank AG, Singapore Branch

in its capacity as the Original Mandated Lead Arranger and Bookrunner

By:

The Company agrees to the above.

EHI CAR SERVICES LIMITED

By:

Acknowledged by:

[FACILITY AGENT] as Facility Agent

Encl. each Lender Accession Agreement executed by the potential Greenshoe Facility Lender to which the notice relates.

133

SCHEDULE 13

FORM OF GREENSHOE FACILITY CONFIRMATION NOTICE

To:	eHi Car Services Limited, Deutsche Bank AG, Singapore Branch (as the Original Mandated Lead Arranger and Bookrunner) and [LENDERS] as Lenders

From:	[FACILITY AGENT] as Facility Agent

Date:	[●] 2016

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement dated [ ] 2016 (the Agreement)

1.	We refer to the Agreement. This is a Greenshoe Facility Confirmation Notice. Capitalised terms used in the Agreement have the same meaning when used herein unless otherwise expressly defined.

2.	We refer to a Greenshoe Facility Notice dated [●]. We set out below the names of persons which do not satisfy the customer due diligence requirements of the Facility Agent as at the date of this Notice. The Facility Agent will not execute the Lender Accession Agreement executed by such persons.

[names of the persons which do not satisfy the customer due diligence requirements of the Facility Agent]

3.	As at the date of this Notice, subject to the terms of the Agreement and satisfaction of all conditions precedent set out in Part 1 to Schedule 2 to the Agreement [and Appendix 1 to this Notice], the following Lenders agree to make available to the Company during the Availability Period (being the period from the date of this Notice to (and including) [●] (being the later of: (i) the date falling 90 days after the date of the Agreement; and (ii) the date falling one Month after the date of the Greenshoe Facility Confirmation Notice)) the Greenshoe Facility in the Greenshoe Facility Commitments set opposite each of their names below:

Lenders	Greenshoe Facility
Commitments (US$)

4.	[As at the date of this Notice, the following Lenders are deemed to be a [insert title] pursuant to paragraph (j) of clause 2 of the Agreement:

[insert name of Lender]]

[FACILITY AGENT]

in its capacity as Facility Agent

By:

134

Appendix 1

[To insert any other conditions precedent requested by each Lender under the Greenshoe Facility]

135

SCHEDULE 14

FORM OF LENDER ACCESSION AGREEMENT

To:	[FACILITY AGENT] as Facility Agent

From:	[GREENSHOE FACILITY LENDER]

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement dated [ ] 2016 (the Agreement)

We refer to the Agreement. This is a Lender Accession Agreement. Terms defined in the Agreement have the same meaning in this Lender Accession Agreement unless otherwise defined.

We, [NAME OF NEW LENDER UNDER GREENSHOE FACILITY] of [address/registered office], agree to be a Lender under the Greenshoe Facility and to be bound by the terms of the Agreement as a Lender with a Greenshoe Facility Commitment of US$[         ].

Our contact details and Facility Office are as follows:

[               ].

This Lender Accession Agreement is governed by Hong Kong law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[NAME OF NEW LENDER UNDER GREENSHOE FACILITY]

By:

[FACILITY AGENT] in its capacity as Facility Agent

By:

136

SCHEDULE 15

FORM OF INITIAL FACILITY LENDER NOTICE

To:	[FACILITY AGENT] as Facility Agent

From:	[INITIAL FACILITY LENDER]

Date:	[ ]

eHi Car Services Limited – Up to US$150,000,000 Credit Agreement dated [ ] 2016 (the Agreement)

We refer to the Agreement. This is an Initial Facility Lender Notice. Terms defined in the Agreement have the same meaning in this Initial Facility Lender Notice unless otherwise defined.

We, [NAME OF INITIAL FACILITY LENDER], agree to make available to the Company the Greenshoe Facility with a Greenshoe Facility Commitment of US$[●].

[NAME OF RELEVANT INITIAL FACILITY LENDER]

By:

[FACILITY AGENT] in its capacity as Facility Agent

By:

137

SIGNATORIES

Company

EHI CAR SERVICES LIMITED

By: /s/ Ray Ruiping Zhang

138

Original Guarantors

BRAVE PASSION LIMITED

By: /s/ Ray Ruiping Zhang

EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED 一嗨汽車服務(香港)控股有限公司

By: /s/ Ray Ruiping Zhang

L&L FINANCIAL LEASING HOLDING LIMITED

By: /s/ Colin Chitnim Sung

Original Mandated Lead Arranger and Bookrunner and Original Lender

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:	/s/ Amit Khattar	/s/ Birendra Bald

Authorised Signatory	Authorised Signatory

Mandated Lead Arranger and Bookrunner and Original Lender

EAST WEST BANK

By: /s/ Linda Lee

Mandated Lead Arranger and Original Lender

CHINA CITIC BANK INTERNATIONAL LIMITED

By:	/s/ Raymond LM Wong	/s/ Alex Sham

Mandated Lead Arranger and Original Lender

SHANGHAI PUDONG DEVELOPMENT BANK XUHUI SUB-BRANCH

By: /s/ Bingyan Liu

Lead Arranger and Original Lender

CTBC BANK CO., LTD.

By: /s/ Parker Hwang

Lead Arranger and Original Lender

CHINA MERCHANTS BANK SHANGHAI NAN XI SUB-BRANCH

By: /s/ Yi Le

Facility Agent

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Wong Nga Yan Sara	/s/ Melissa Chow

Authorised Signatory	Authorised Signatory

Security Agent

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Wong Nga Yan Sara	/s/ Melissa Chow

Authorised Signatory	Authorised Signatory

Account Bank

DEUTSCHE BANK AG, HONG KONG BRANCH

By:

Authorised Signatory	Authorised Signatory